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Exhibit 2.1

        AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ENTEROMEDICS INC.

ACORN SUBSIDIARY INC.

ACORN SUBSIDIARY HOLDINGS LLC

BARIOSURG, INC.

AND

DR. RAJ NIHALANI,
AS STOCKHOLDER REPRESENTATIVE

MAY 22, 2017

i

 INDEX OF EXHIBITS

Annex	Description
Annex A	Certain Defined Terms

Exhibit	Description
Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Stockholder Written Consent
Exhibit C	Form of 280G Waivers
Exhibit D	Form of Certificate of Designations of Conditional Convertible Preferred Stock
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Non-Competition and Non-Solicitation Agreements
Exhibit G	Form of Founder Voting Proxy

 INDEX OF DEFINED TERMS

280G Approval	35
Agreement	1
Balance Sheet Date	13
Books and Records	30
Cancelled Shares	5
Cash Consideration	4
Certificate of Incorporation	9
Certificate of Merger	2
Charter Documents	9
Closing	2
Closing Date	2
Company	1
Company Authorizations	26
Company Contracts	22
Company Recommendation	10
Company Registered IP	18
Company Returns	14
Company Stock Certificates	6
Conflict	10
Copyrights	4
Current Balance Sheet	13
Disclosure Schedule	9
Dissenting Shares	5
Domain Names	4
Effective Time	2
Enforceability Limitations	10
Escrow Agreement	42
Escrow Expiration Date	39
Escrow Per Share Value	4
Escrow Shares	4
Excess Loss	39
Exchange Act	31
Exchange Agent	6
Exchange Documents	6
Expiration Date	37
Expiration Date Distribution Amount	39
FCPA	27
Final Distribution Amount	40
Financials	13
Founder	1
Founder Employment Agreement	1
Hazardous Materials Activities	28
Indemnification Claim Notice	40
Indemnification Claim Objection Notice	40
Information Statement	35
In-Licenses	18
Interested Party	29
Interim Financials	13
Know-How	4

Lease Agreements	17
Leased Real Property	17
Loss	37
Losses	37
Merger	1
Merger Consideration	3
Merger Sub	1
Mergers	1
Out-Licenses	18
Parent	1
Parent Common Stock Payment Shares	3
Parent Indemnified Parties	37
Parent Indemnified Party	37
Parent Payment Shares	3
Parent Preferred Stock Payment Shares	3
Parent Returns	33
Parent Stockholder Approval	3
Parent Stockholder Meeting	35
Patents	4
Payoff Letter	36
Proprietary Information Agreement	19
Requisite Company Board Approval	9
Requisite Company Stockholder Approval	10
Reserve Account	6
Reserve Amount	6
Secondary Merger	1
Section 409A	25
Securities Act	7
Spreadsheet	4
Statement of Expenses	36
Stockholder Indemnified Parties	38
Stockholder Indemnified Party	38
Stockholder Representative	1
Stockholder Representative Expenses	42
Stockholder Written Consent	35
Surviving Corporation	2
Tax Incentive	34
Tax Return	14
Threshold Amount	38
Trade Secrets	4
Trademarks	4
Transactions	1
Year-End Financials	13

v

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of May 22, 2017 by and among EnteroMedics Inc., a Delaware corporation ("Parent"), Acorn Subsidiary Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), Acorn Subsidiary Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("Sub LLC"), BarioSurg, Inc., a Delaware corporation (the "Company"), and Dr. Raj Nihalani as stockholder representative (the "Stockholder Representative"). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

        A.    The boards of directors of each of Parent, Merger Sub and the Company, and the sole member of Sub LLC, have determined that it would be advisable and in the best interests of each corporation and their respective stockholders and members that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company, pursuant to which the Company would become a wholly owned subsidiary of Parent (the "Merger"); and (ii) following the effectiveness of the Merger and as part of an integrated plan with the Merger, the statutory merger of the Company with and into Sub LLC ("Secondary Merger" and, collectively with the Merger, the "Mergers"), with Sub LLC surviving as a wholly owned subsidiary of Parent, upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of Delaware Law, and in furtherance thereof, have approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and the Related Agreements (the "Transactions").

        B.    The parties to this Agreement intend that, for U.S. federal income tax purposes, the Merger and the Secondary Merger will (i) constitute integrated steps in a single "plan of reorganization" within the meaning of Treas. Reg. §§1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement, and (ii) qualify as a "reorganization" under Section 368(a)(1)(A) of the Code in accordance with Revenue Ruling 2001-46, 2001-42 I.R.B. 321.

        C.    Concurrently with the execution and delivery of this Agreement, as a material inducement to Parent to enter into this Agreement: Dr. Raj Nihalani, the founder and Chief Executive Officer of the Company (the "Founder"), is entering into the following agreements with Parent: (i) an employment agreement (the "Founder Employment Agreement"), (ii) the Voting Proxy, and (iii) the Non-Competition and Non-Solicitation Agreement, all of which will be effective at and as of the Effective Time.

        D.    Parent, Merger Sub, Sub LLC and the Company each desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Mergers and the other Transactions.

        Accordingly, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

        1.1    The Merger.    At the Effective Time (as defined below), on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is sometimes referred to herein as the "Surviving Corporation." Immediately following the Merger, the Surviving

Corporation shall be merged with and into the Sub LLC, which shall be the surviving entity (the "Surviving LLC") in the Secondary Merger, and the separate existence of the Surviving Corporation shall thereupon cease. Without limiting the generality of the foregoing, following the Secondary Merger, all property, rights, powers, privileges and franchises of the Company, Merger Sub and Surviving Corporation shall vest in the Surviving LLC, and all debts, liabilities and duties of the Company, Merger Sub and Surviving Corporation shall become the debts, liabilities and duties of the Surviving LLC. Immediately following the Secondary Merger, the Surviving LLC shall be a wholly owned subsidiary of Parent, and shall at all times be a disregarded entity for United States federal and state income tax purposes.

        1.2    Closing and Effective Times.

          (a)    Closing.    Unless this Agreement is validly terminated pursuant to Section 1.2(b), the Merger shall be consummated at a closing (the "Closing") on the date hereof at the offices of Fox Rothschild LLP, 222 South Ninth Street, Suite 2000, Minneapolis, Minnesota 55402, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the "Closing Date."

          (b)    Termination Prior to Closing.    This Agreement may be terminated by Parent, and the Merger abandoned, at any time prior to the Closing if the Requisite Company Stockholder Approval shall not have been obtained by the Company and delivered to Parent within two (2) hours after the execution and delivery of this Agreement by Parent, Merger Sub, Sub LLC, the Company and the Stockholder Representative.

          (c)    Effective Time.    On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Delaware Law. The time of the filing and acceptance by the Secretary of State of the State of Delaware, or such other later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, shall be referred to herein as the "Effective Time." Immediately following the Effective Time, Parent shall cause the Secondary Merger to occur.

        1.3    Organizational Documents of the Surviving Corporation and Surviving Entity.

          (a)   Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation.

          (b)   Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation as of the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

        1.4    Directors and Officers of the Surviving Corporation and Surviving Entity.

          (a)   Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successor is duly elected and qualified.

          (b)   Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

        1.5    General Effects of the Merger.    At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.6    Merger Consideration; Effect of Merger on Capital Stock of Constituent Corporations.

          (a)    Merger Consideration.    The aggregate merger consideration (the "Merger Consideration") to be paid by Parent for all of the outstanding shares of Company Capital Stock and rights to acquire Company Capital Stock at the Closing shall be (i) 1,380,684 shares of Parent Common Stock ("Parent Common Stock Payment Shares"), which shares represent a number of shares equal to 19.99% of the outstanding shares of Parent Common Stock as of the date hereof, (ii) 1,000,181 shares of Parent Convertible Preferred Stock, ("Parent Preferred Stock Payment Shares" and together with the Parent Common Stock, the "Parent Payment Shares")), which Parent Preferred Stock Payment Shares will be convertible into 5,000,905 shares of Parent Common Stock, subject to and contingent upon the affirmative vote of a majority of the Parent Common Stock present or represented and entitled to vote at a meeting of stockholders of Parent to approve, for purposes of the NASDAQ Stock Market Rules (the "Parent Stockholder Approval"), the issuance of shares of Parent Common Stock to the Stockholders and Optionholders upon conversion of the Parent Preferred Stock Payment Shares in accordance with the terms of the Certificate of Designation, and (iii) $2,000,000 in cash (the "Cash Consideration"), less the amount of any third party expenses paid by Parent on behalf the Company pursuant to Section 4.2(a). A portion of the Parent Preferred Stock Payment Shares will be subject to the escrow provisions set forth in Section 1.6(b).

          (b)    Escrow Shares.    At the Closing, Parent shall deposit with the Escrow Agent pursuant to the Escrow Agreement 100,018 of the Parent Preferred Stock Payment Shares (the "Escrow Shares"). The Escrow Shares shall be used to satisfy any claims of the Parent Indemnified Parties for indemnification pursuant to Article V, if any, based on a value per share of Parent Common Stock equal to the five trading day average per share closing price of Parent Common Stock immediately prior to receipt by Stockholder Representative of the applicable Indemnification Claim Notice sent by Parent Indemnified Parties pursuant to Article V (the "Escrow Per Share Value"); provided however, that in no event will the Escrow Per Share Value be less than $4.78. Because each share of Parent Convertible Preferred Stock will be convertible into five (5) shares of Parent Common Stock, prior to such conversion each Escrow Share will have a value equal to five (5) times the Escrow Per Share Value. For example, if a Parent Indemnified Party is entitled to receive an amount equal to $1,000,000 as an indemnification pursuant to Article V and the Escrow Shares have not then converted into shares of Parent Common Stock, such Parent Indemnified Party shall receive 40,000 shares of Parent Convertible Preferred Stock (i.e., $1,000,000 divided by $25.00, assuming the five trading day average per share closing price of Parent Common Stock immediately prior to receipt by Stockholder Representative of the Indemnification Claim Notice for such claim is $5.00) from the Escrow Shares. However, in that example scenario, if the Escrow Shares had converted into shares of Parent Common Stock, then such Parent Indemnified Party shall receive 200,000 shares of Parent Common Stock (i.e., $1,000,000 divided by $5.00, assuming the five trading day average per share closing price of Parent Common Stock immediately prior to receipt by Stockholder Representative of the Indemnification Claim Notice for such claim is $5.00) from the Escrow Shares. Any Escrow Shares not so used to satisfy any claims of the Parent Indemnified Parties for indemnification pursuant to Article V on or before the applicable Expiration Date (other than such Escrow Shares with respect to which Parent notifies the Stockholder Representative and the Escrow Agent of a claim for indemnification pursuant to Article V on or before the applicable Expiration Date, which Escrow Shares shall remain in the possession of the Escrow Agent until such claim is fully resolved or judicially determined) shall be distributed to the Stockholders and Optionholders based on their respective Pro Rata Portion. The Escrow Agent shall hold the Escrow Shares and release the Escrow Shares pursuant to the provisions of this Agreement and the Escrow Agreement.

          (c)    Spreadsheet.    The Company has delivered to Parent a spreadsheet setting forth the following information, and accompanied by documentation reasonably satisfactory to Parent in support of the calculation of the information set forth therein, which information is true, correct and complete as of date hereof and as of the Effective Time (the "Spreadsheet"):

              (i)  calculation of the applicable Per Share Consideration for each class or series of Company Capital Stock; and

             (ii)  with respect to each Stockholder: (i) the name and address of such Stockholder, and, if available, the e-mail address of such holder, (ii) the number, class and series of shares of Company Capital Stock held by such Stockholder and the respective certificate numbers and date of acquisition of such shares; (iii) the aggregate number of Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares to be paid to such Stockholder, (iv) the aggregate Cash Consideration to be paid to such Stockholder, (v) whether such Stockholder is a current or former employee of the Company, (vi) whether any Taxes are to be withheld in accordance with Section 1.8 from the consideration that such Stockholder is entitled to receive pursuant to Section 1.6(e)(i), (vii) the Pro Rata Portion of such Stockholder, and (viii) the number of Parent Preferred Stock Payment Shares to be deposited with the Escrow Agent as Escrow Shares on behalf of such Stockholder pursuant to this Agreement and the Escrow Agreement; and

            (iii)  with respect to each Company Option: (i) the name and address of the holder thereof, and, if available, the e-mail address of such holder, (ii) the aggregate number of Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares to be paid to such holder, (iii) whether such holder is an employee, consultant, director or officer of the Company, (iv) the grant date and expiration date thereof, (v) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying such Company Option immediately prior to the Closing, (vi) whether any Taxes are to be withheld in accordance with Section 1.8 from the consideration that such holder is entitled to receive pursuant to Section 1.6(f), (vii) the Pro Rata Portion of such holder, and (viii) the number of Parent Preferred Stock Payment Shares to be deposited with the Escrow Agent as Escrow Shares on behalf of such holder pursuant to this Agreement and the Escrow Agreement.

          (d)    Merger Sub Capital Stock.    At the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Company Common Stock (and the shares of the Company into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Company's capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub capital stock will evidence ownership of such shares of Company Common Stock.

          (e)    Company Capital Stock.

            (i)    Generally.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of Company Capital Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.6(e)(ii), and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.6(e)(iii)) issued and outstanding as of immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms set forth in this Section 1.6(e)(i) and throughout this Agreement and surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.7, the Per Share Consideration.

            (ii)    Cancellation of Treasury Stock and Parent Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, and notwithstanding any other provisions of this Agreement to the contrary, each share of Company Capital Stock held by the Company or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time and each share of Company Capital Stock held by Parent or its controlled Affiliates (the "Cancelled Shares") shall be automatically canceled and extinguished without any conversion thereof, and no consideration shall be delivered or deliverable in respect thereof.

            (iii)    Dissenting Shares.    Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and with respect to which the holder thereof has properly demanded appraisal rights in accordance with Section 262 of Delaware Law or Chapter 13 of the California corporations code (the "California Code"), and who has not effectively withdrawn or lost such holder's appraisal rights under Delaware Law or the California Code (collectively, the "Dissenting Shares"), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6(e)(i), but the holder thereof shall only be entitled to such rights as are provided by applicable law. Notwithstanding the provisions of this Section 1.6(e)(iii), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights under Delaware Law or the California Code, as applicable, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares, upon the terms set forth in this Section 1.6(e)(iii) and throughout this Agreement (including the escrow holdback and indemnification provisions of this Agreement), the consideration for Company Capital Stock set forth in Section 1.6(e)(i), without interest thereon. The Company shall give Parent (A) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law or the California Code and (B) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Stockholder prior to the Company receiving Parent's written consent, not to be unreasonably withheld or delayed.

            (f)    Company Options.    Each Company Option outstanding immediately prior to the Effective Time shall become fully vested and exercised and, at the Effective Time, shall be canceled and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Per Option Consideration. Promptly following the Closing, Parent shall pay (or cause to be paid) the Per Option Consideration, less applicable withholdings, in respect of such Company Options; provided, however, that 10% of the Parent Preferred Stock Payment Shares that otherwise would be payable at the Closing to each holder of a Company Option shall be withheld at the Closing and included in the Escrow Shares in accordance with Section 1.6(b), which shares will be distributed to the former holders of such Company Options in accordance with, and subject to, the terms and conditions of this Agreement and the Escrow Agreement.

            (g)    Reserve Account.    At the Closing, Parent shall deliver to the Stockholder Representative the sum of $100,000 (the "Reserve Amount") for deposit into a bank account (the "Reserve Account") controlled by the Stockholder Representative to be used to cover the costs and expenses, if any, incurred by the Stockholder Representative in defending and/or resolving any indemnification claims brought by the Parent Indemnified Parties under Article V, or any other costs or expenses incurred by the Stockholder Representative in the performance of its obligations as Stockholder Representative. The Reserve Amount will be deemed a reduction from the Cash Consideration otherwise payable to the Stockholders at Closing. Amounts in the Reserve Account shall be disbursed by the Stockholder Representative as provided in this Agreement. The Stockholder Representative shall distribute all amounts remaining in the Reserve Account to the Stockholders based on each Stockholder's Pro Rata Portion, upon the later of (i) nine (9) months following the Closing Date or (ii) the date of resolution of all indemnification claims against the Company still pending as of nine (9) months following the Closing Date.

        1.7    Payment of Merger Consideration for Company Capital Stock.

          (a)    Exchange Agent.    Wells Fargo Shareowner Services (or its designee), or another Person selected by Parent and reasonably acceptable to the Company, shall serve as the exchange agent (the "Exchange Agent") for the Merger.

          (b)    Exchange Procedures.    As soon as reasonably practicable after the Closing Date, Parent or the Exchange Agent shall mail a letter of transmittal or option cancellation agreement in customary form and substance, to be approved by Stockholder Representative, to each Stockholder and Optionholder, as applicable, at the address set forth opposite each such Stockholder's or Optionholder's name on the Spreadsheet. After delivery to the Exchange Agent of a letter of transmittal or option cancellation agreement and any other documents (including applicable tax forms) that Parent or the Exchange Agent may reasonably require in connection therewith (the "Exchange Documents"), duly completed and validly executed in accordance with the instructions thereto, and a certificate representing shares of Company Capital Stock (the "Company Stock Certificates"), if applicable, Parent shall cause the Exchange Agent or its transfer agent to issue to the holder of such Company Stock Certificate or Optionholder that portion of the Merger Consideration, including the applicable number of Parent Payment Shares (rounded down to the nearest share) issuable in respect thereto and applicable Cash Consideration (as adjusted pursuant to Section 1.6(g) and Section 4.2) payable in respect thereto pursuant to Section 1.6(e)(i) and Section 1.6(f) and as set forth in the Spreadsheet , and the Company Stock Certificate so surrendered shall be cancelled. No portion of the Merger Consideration will be issued to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and validly executed Exchange Documents pursuant hereto. No portion of the Merger Consideration will be issued to an Optionholder who has not returned an option cancellation agreement until such Optionholder has returned an executed copy of the option cancellation agreement and validly executed Exchange Documents.

          (c)   In lieu of any fractional share of a Parent Payment Share that a Stockholder or Optionholder would have received had the number of Parent Payment Shares not been rounded down, each such Stockholder or Optionholder shall be paid (and after taking into account and aggregating shares of Company Capital Stock represented by all Company Stock Certificates surrendered by such Stockholder and all Company Options held by such Optionholder) cash (without interest) in an amount equal to the product obtained by multiplying (x) the fractional share interest to which such Stockholder or Optionholder (after taking into account and aggregating all shares of Company Capital Stock represented by all Company Stock Certificates surrendered by such Stockholder and all Company Options held by such Optionholder) would otherwise be entitled by (y) $4.78.

          (d)   The Parent Payment Shares issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. Until the resale by the Stockholders or Optionholders of their Parent Payment Shares has become registered under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the Parent Payment Shares issued to the Stockholders and Optionholders hereunder shall be characterized as "restricted securities" under the Securities Act and, if certificated, shall bear the following legend:

            "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT."

          (e)    Lost, Stolen or Destroyed Certificates.    In the event any Company Stock Certificate shall have been lost, stolen or destroyed, the Exchange Agent or Parent shall pay, in exchange for such lost, stolen or destroyed certificate, the portion of the Merger Consideration, if any, payable in respect thereto pursuant to Section 1.6(e) upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its discretion, or as required by the Exchange Agent, and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to provide an indemnification agreement in a form and substance acceptable to Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

          (f)    No Further Ownership Rights in Company Capital Stock.    The Merger Consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company or the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Company or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

          (g)    No Liability.    Notwithstanding anything to the contrary in this Agreement, none of Parent, the Exchange Agent, the Surviving Corporation, or any party hereto shall be liable to a Stockholder or Optionholder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.8    Withholding Taxes.    The Company, the Exchange Agent, Parent, and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any Legal Requirements or applicable Orders. Parent shall give Stockholder Representative reasonable prior notice of any amount to be withheld and Stockholder Representative shall be entitled to review, comment upon, and request reasonable changes to such withholding and Parent shall promptly make any such changes unless Parent reasonably objects to such changes. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

8

        1.9    Taking of Further Action.    If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to vest Parent with full right, title and possession to all of the Company Capital Stock, then each of the Surviving Corporation, Parent and the officers and directors of each of the Surviving Corporation and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

        1.10    Tax Treatment.    The Merger and Secondary Merger are intended to qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code pursuant to the principles set forth in Revenue Ruling 2001-46, and this Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. No party hereto shall take any action or position before a Governmental Entity which is inconsistent with the intent to treat the Merger and Secondary Merger as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code. Further, each party hereto shall cause all Tax Returns relating to the Mergers to be filed on the basis of treating the Merger and Secondary Merger as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code. Neither Parent nor the Company has Knowledge of any facts or circumstances which would cause the Merger and Secondary Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code (e.g., as a result of a failure to meet the continuity of business enterprise requirement of Treasury Regulation Section 1.368-1(d), or otherwise).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Subject to any disclosure set forth in (i) the specific section, subsection or subclause of the disclosure schedule delivered by the Company to Parent on the date hereof prior to the execution and delivery hereof (the "Disclosure Schedule") that corresponds to the specific section, subsection or subclause of each representation and warranty set forth in this Article II, or (ii) any other section, subsection or subclause of the Disclosure Schedule solely if and to the extent that it is reasonably apparent on the face of such disclosure that it applies to another section, subsection or subclause of this Article II without reference to the documents referenced therein or any knowledge of the matters addressed thereby, the Company hereby represents and warrants to Parent, Merger Sub and Sub LLC as follows:

        2.1    Organization and Good Standing.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company's business as currently conducted, except where the failure to be duly qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company. The Company has Made Available true, correct and complete copies of its Amended and Restated Certificate of Incorporation, as amended and restated to date (the "Certificate of Incorporation") and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the "Charter Documents"). Since the date of the Charter Documents Made Available, the Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company and every jurisdiction in which the Company has

Employees or facilities or otherwise has material operations. The operations now being conducted by the Company are not now and, except as set forth on Section 2.1 of the Disclosure Schedule, have never been conducted by the Company under any other name. There are no outstanding powers of attorney executed by or on behalf of the Company.

        2.2    Authority and Enforceability.    The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to receipt of the Requisite Company Stockholder Approval, to consummate the Merger and the other Transactions. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Board of Directors of the Company (the "Requisite Company Board Approval")) and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Merger or any other Transactions, other than the adoption of this Agreement and approval of the Merger by the Stockholders of the Company who hold at least a majority of the voting power of the outstanding shares of Company Capital Stock, voting together as a single class on an as converted into Company Common Stock basis, and a majority of each series and of each class of the Company's stock voting separately (the "Requisite Company Stockholder Approval"). The Requisite Company Stockholder Approval is the only vote of the Stockholders required under applicable Legal Requirements, Delaware Law, the Charter Documents and all Contracts to which the Company is a party to legally adopt this Agreement and approve the Merger and the other Transactions. The Board of Directors of the Company has unanimously recommended to the Stockholders to vote in favor of adoption of this Agreement and approval of the Merger and the other Transactions (the "Company Recommendation"). This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors' rights in general, and (y) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (clauses (x) and (y) collectively, the "Enforceability Limitations").

        2.3    Governmental Approvals and Consents.    No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the Merger or any other Transactions, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state "blue sky" laws and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

        2.4    No Conflicts.    Except as set forth on Section 2.4 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (a) any provision of the Charter Documents, as amended, (b) any Company Contract to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound or (c) any Legal Requirement or Order applicable to the Company or any of its properties or assets (whether tangible or intangible). Section 2.4 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Company Contracts as are required thereunder in connection with the Merger, or for any such Company Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Company Contracts from and after the Effective Time. Following the Effective Time, assuming receipt of the necessary consents, waivers and approvals, the Surviving Corporation will be permitted to exercise all of its rights under the Company Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments, as the case may be, which the Company, would otherwise be required to pay pursuant to the terms of such Company Contracts had the Transactions not occurred.

        2.5    Company Capital Structure.

          (a)   The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock, of which 15,000,000 shares are issued and outstanding on the date hereof; 1,650,000 shares of Company Series S Preferred Stock, of which 1,650,000 shares are issued and outstanding on the date hereof; 2,202,577 shares of Company Series A Preferred Stock, of which 2,202,576 shares are issued and outstanding on the date hereof; and 13,986,014 shares of Company Series B Preferred Stock, of which 87,412 shares are issued and outstanding on the date hereof. Each share of Company Preferred Stock is convertible on a one-share-for-one-share basis into Company Common Stock and will, pursuant to their terms, be entitled to receive solely the same consideration as shares of Company Common Stock, on an as-converted basis. As of the date hereof, the Company Capital Stock is held by the Persons and in the amounts set forth in Section 2.5(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held, class and/or series of such shares, the number of the applicable stock certificates representing such shares and the domicile addresses of record of such Persons. Except as set forth in Section 2.5(a)(i) of the Disclosure Schedule, all outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.

          (b)   All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable Legal Requirements except as set forth on Section 2.5(b) of the Disclosure Schedule, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than the Company Capital Stock set forth in Sections 2.5(a) and 2.5(d) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding. True, correct and complete copies of all agreements and instruments relating to any securities of the Company have been Made Available and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.

          (c)   Except for the Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity-related compensation to any person (whether payable in shares, cash or otherwise). The Company has reserved 2,220,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options or the granting or purchase of restricted stock granted under the Plan, of which (i) 839,000 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) no shares have been issued upon the exercise of options granted under the Plan and remain outstanding as of the date hereof, and (iii) 1,381,000 shares remain available for future grant. Each

  Company Option was originally granted with an exercise price that the Board of Directors of the Company in good faith, based on a reasonable valuation method utilized at the time of grant, determined to be at least equal to the fair market value of a share of Company Common Stock on the date of grant. The treatment of Company Options as provided for in this Agreement are permitted by the terms of the Plan and the applicable agreements for each Company Option, without the consent or approval of the holders of such securities, the Stockholders or otherwise. True and complete copies of all agreements and instruments relating to or issued under the Plan have been Made Available and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof Made Available. No holder of Company Options has the ability to early exercise any Company Options for shares of Company Capital Stock under the Plan or any other Contract relating to such Company Options. All holders of Company Options are current employees, consultants, advisors or non-employee directors of the Company.

          (d)   Section 2.5(d) of the Disclosure Schedule sets forth for each outstanding Company Option the name of the holder, the type of award, the type of entity of such holder, the domicile address of record of such holder, whether such holder is an employee of the Company, the number of shares of Company Capital Stock issuable upon the exercise of such option, the date of grant, the exercise price, the vesting schedule, including the extent vested to date and whether such vesting is subject to acceleration as a result of the Transactions or any other events, and, for any option, whether such option is a nonstatutory option or qualifies as an incentive stock option as defined in Section 422 of the Code and whether (and to what extent) any such Company Option is or has ever been subject to Section 409A (whether or not subsequently amended to comply with or be exempt from the requirements of Section 409A) and any action taken to amend any such Company Option to comply with or be exempt from the requirements of Section 409A.

          (e)   No bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof.

          (f)    Except for the Company Options, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other equity-compensation rights of the Company (whether payable in shares, cash or otherwise). Except as contemplated hereby and as set forth on Section 2.5(f) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company, and there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

          (g)   No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, and there is no basis for, any liability of the Company to any current, former or alleged holder of securities of the Company in such Person's capacity (or alleged capacity) as a holder of such securities, whether related to the Merger or otherwise.

        2.6    Company Subsidiaries.    The Company does not own, directly or indirectly, shares or interests in any other corporation, limited liability company, partnership, association, joint venture or other business entity. The Company has not agreed to, and is not obligated to, make any future investment in or capital contribution to any Person.

        2.7    Company Financial Statements; Internal Financial Controls.

          (a)   Section 2.7(a) of the Disclosure Schedule sets forth the Company's (i) unaudited balance sheets as of December 31, 2015 and December 31, 2016, and the related unaudited statements of income for the twelve (12) month periods then ended (the "Year-End Financials"), and (ii) unaudited balance sheet as of March 31, 2017 (the "Balance Sheet Date"), and the related unaudited statements of income for the three (3) months then ended (the "Interim Financials"). The Year-End Financials and the Interim Financials (collectively referred to as the "Financials") are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly, in all material respects, the Company's consolidated financial condition and operating results as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company's unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the "Current Balance Sheet." The Books and Records of the Company have been, and are being, maintained in accordance with applicable legal and accounting requirements and the Financials are consistent with such Books and Records.

          (b)   The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials), in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. The Company (including any Employee thereof) has not identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company's management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

        2.8    No Undisclosed Liabilities.    The Company has no liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, whether or not required to be reflected in financial statements prepared in accordance with GAAP, except for those which (a) have been reflected in the Current Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof, (c) liabilities resulting for the transactions contemplated herein, or (d) are set forth on Section 2.8 of the Disclosure Schedule.

        2.9    No Changes.    Since the Balance Sheet Date through the date hereof, there has not been any:

          (a)   material change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financials;

          (b)   material damage, destruction or loss affecting the Company whether or not covered by insurance;

          (c)   waiver or compromise by the Company of a valuable right or of a material debt owed to it;

          (d)   material change to a Company Contract;

          (e)   material change in any compensation arrangement or agreement with any employee, officer or director of the Company;

          (f)    resignation or termination of employment of any officer or key employee of the Company;

          (g)   Lien created by the Company, with respect to any of its material properties or assets, except liens for Taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets;

          (h)   loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

          (i)    declaration, setting aside or payment or other distribution in respect of any of the Company's equity interests, or any direct or indirect redemption, purchase, or other acquisition of any of such equity interests by the Company;

          (j)    sale, assignment or transfer of any Company IP;

          (k)   other event or condition of any character that could reasonably be expected to result in a Company Material Adverse Effect; or

          (l)    arrangement or commitment by the Company to do any of the things described in this Section 2.9.

        2.10    Tax Matters.

          (a)    Tax Returns and Payments.    Each return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto (each, a "Tax Return") required to be filed by or on behalf of the Company with any Governmental Entity with respect to any taxable period ending on or before the Closing Date or any taxable event occurring prior to or on the Closing Date (the "Company Returns"): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes required to be paid on or before the Closing Date by the Company have been or will be timely paid in all material respects. The Company has delivered or made available to Parent accurate and complete copies of all Company Returns filed since 2014, other than immaterial information Tax Returns (e.g., Forms W-2 and 1099) unless requested by Parent.

          (b)    Reserves for Payment of Taxes.    The Financials fully accrue in all material respects all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the Balance Sheet Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. The Company has not incurred any liability for Taxes since the Balance Sheet Date outside of the ordinary course of business.

          (c)    Audits; Claims.    Since January 1, 2014, no Company Return has been examined or audited by any Governmental Entity. Since January 1, 2014, the Company has not received from any Governmental Entity any: (i) written notice indicating an intent to open an audit or other review; (ii) written request for information related to Tax matters; or (iii) written notice of deficiency or proposed Tax adjustment. Since January 1, 2014, no extension or waiver of the limitation period applicable to any Company Returns has been granted by or requested from the Company. No claim or legal proceeding is pending or threatened in writing against the Company in respect of any Tax. There are no Liens for Taxes upon any of the assets of the Company except Liens for current Taxes not yet due and payable (or for which there are adequate accruals, in accordance with GAAP).

          (d)    Legal Proceedings; Etc.    There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established).

          (e)    Distributed Stock.    The Company has not distributed stock of another Person, and the Company has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

          (f)    Adjustment in Taxable Income.    The Company is not currently, and for any period for which a Company Return has not been filed, will not be, required to include any adjustment in taxable income for any taxable period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax laws) as a result of transactions, events or accounting methods employed prior to the Merger.

          (g)    280G; Tax Indemnity Agreements; Etc.    There is (i) no agreement, plan, arrangement or other Contract covering any Employee that, considered individually or considered collectively with any other such Contracts, will give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(1) of the Code or (ii) agreement, plan, arrangement or other Contract by which the Company is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. The Company currently is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. Section 2.10(g) of the Disclosure Schedule lists all persons who are "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof. The Company has no liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract, by operation of law or otherwise.

          (h)    No Other Jurisdictions for Filing Tax Returns.    There are no jurisdictions in which the Company is required to file a Tax Return other than the jurisdictions in which the Company has filed Tax Returns. The Company is not subject to net income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country. No claim has ever been made by a Governmental Entity in writing in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

          (i)    Tax Shelters; Listed Transactions; Etc.    The Company has not consummated or participated in, nor is the Company currently participating in, any transaction which was or is a "tax shelter" transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not ever participated in, nor is currently participating in, a "Listed Transaction" or a "Reportable Transaction" within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Legal Requirements. The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which is reasonably expected to result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

          (j)    Section 83(b).    No Person holds shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

          (k)    Withholding.    The Company: (i) has complied in all material respects with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Legal Requirement); (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements in all material respects, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding Legal Requirements; and (iii) has timely filed all withholding Tax Returns, for all periods.

          (l)    Change in Accounting Methods; Closing Agreements; Etc.    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting made prior to the Effective Time; (ii) closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax law) executed prior to the Effective Time; (iii) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Legal Requirement) that were entered into or existing on or prior to the Effective Time; (iv) installment sale or open transaction disposition made on or prior to the Effective Time; or (v) prepaid amount received on or prior to the Effective Time.

          (m)    Consolidated Groups.    The Company has not ever been a member of an affiliated, combined, consolidated or unifying group (including within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group, the common parent of which was the Company) and has never been a party to any joint venture, partnership, or, to the Company's knowledge, other agreement that could be treated as a partnership for tax purposes.

          (n)    Section 1503.    The Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code (or any similar provision of U.S. (state, local) or non-U.S. Tax Legal Requirement).

          (o)    Section 897.    The Company: (i) is not and has never been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (ii) has not made the election provided under section 897(i) of the Code.

          (p)    Tax Incentives.    The Company is in compliance with all terms and conditions of any Tax Incentive and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

          (q)    Tax Attributes.    The Company makes no representations or warranties regarding the amount or availability of any net operating losses of the Company, or the ability of Parent or any of its Affiliates (including the Surviving Corporation) to utilize such net operating losses or other Tax attributes after the Closing.

        2.11    Real Property.    The Company does not own any real property, nor has the Company ever owned any real property. Section 2.11 of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (collectively, the "Leased Real Property"). Section 2.11 of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including the name of the lessor, licensor, sublessor, master lessor and/or lessee the date and term of the lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder, the amount of any deposit or other security or guarantee granted in connection with any such lease, license, sublease or other occupancy right, and all amendments, terminations and modifications thereof (collectively, the "Lease Agreements"). The Company currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. The Company does not owe brokerage commissions or finders' fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements. To the Knowledge of the Company, the Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Company's business. Neither the operation of the Company on the Leased Real Property nor, to the Company's Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such Leased Real Property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

        2.12    Tangible Property.    Except as set forth on Section 2.12 of the Disclosure Schedule the Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (a) as reflected in the Current Balance Sheet, (b) Liens for Taxes not yet due and payable, and (c) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. The material items of equipment owned or leased by the Company (i) are adequate for the conduct of the business of the Company as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

        2.13    Intellectual Property.

          (a)    Company Products.    Section 2.13(a) of the Disclosure Schedule accurately identifies and describes each Company Product.

          (b)    Company IP.    Section 2.13(b) of the Disclosure Schedule accurately identifies and describes: (A) each item of Company IP that is Registered IP ("Company Registered IP"); and (B) the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable application, registration or serial number. With respect to any inventions that are Company IP, the Company has made a decision, in accordance with reasonable business practices, to either maintain such invention as a Trade Secret, in which case the Company has maintained such invention as Know-How, including as a Trade Secret, or has filed a Patent on such invention in a timely manner, and continued to prosecute and maintain such Patent in accordance with all Legal Requirements.

          (c)    IP Licenses.    Section 2.13(c)(i) of the Disclosure Schedule sets forth: (A) each Contract pursuant to which Company has licensed or is obligated to license any Company IP or Company Products to a third party (the "Out-Licenses"), and (B) each Contract pursuant to which a third party has licensed any Intellectual Property Rights to Company (the "In-Licenses"); excluding, for the purpose of (A) and (B), employee agreements, consulting and non-disclosure agreements entered into in the ordinary course of business. Section 2.13(c)(ii) of the Disclosure Schedule sets forth (A) all Third Party Components, (B) the In-License related to such Third Party Component, (C) whether the license or licenses so granted to the Company are exclusive or nonexclusive, and (D) each Company Product in which such Third Party Component is incorporated or for which it is used to develop, deliver, host, provide or distribute such Company Product.

          (d)    Ownership Free and Clear.    The Company owns or possesses sufficient legal rights to all right, title, and interest to the Company IP, including, without limitation, all right, title, and interest to sue for infringement or misappropriation of Intellectual Property Rights that are Company IP, or, with respect to exclusively licensed Company IP, has a valid and enforceable license thereto, in each case, free and clear of all Liens other than Permitted Encumbrances. There are no actions, suits, investigations, claims, or proceedings, to the Knowledge of the Company, threatened or otherwise pending, or in progress relating in any way to the Company IP. Without limiting the generality of the foregoing:

              (i)  all documents and instruments necessary to perfect the rights of the Company in the Company Registered IP have been validly executed, delivered, recorded and filed in a timely manner with the applicable Governmental Entity;

             (ii)  each Person who is or was an employee or independent contractor of the Company and who is or was involved in the creation or development of any Intellectual Property or Intellectual Property Rights for the Company has signed an agreement to assign such Intellectual Property Rights to the Company, and containing a waiver of moral rights to the extent not prohibited under applicable Legal Requirements, and containing confidentiality provisions protecting the Company IP, with each such agreement substantially in the Company's form of proprietary information and inventions assignment agreement for employees, consultants and independent contractors (the "Proprietary Information Agreement");

            (iii)  no Employee or former employer of any Employee has any claim, right or interest to or in any Company IP;

            (iv)  to the Knowledge of the Company, no employee or independent contractor of the Company is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

             (v)  no funding, facilities or personnel of any Governmental Entity, university, or research facility were used to develop or create any Company IP purportedly owned by the Company;

            (vi)  the Company has taken all reasonable steps to maintain the confidentiality of all proprietary information held by the Company, or purported to be held by the Company as Know-How, including as a trade secret, or any confidential information provided to the Company under an obligation of confidentiality;

           (vii)  the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person and there are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Company IP or rights therein;

          (viii)  neither Parent nor any of its Affiliates will be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Company IP as a result of any prior transaction related to the Company IP;

            (ix)  the Company is not currently and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP;

             (x)  no third party that has licensed Intellectual Property Rights that are included in or used for the provision of Company Products or provided any Intellectual Property that is included in or used for the provision of Company Products, has retained sole ownership of or has retained exclusive license to rights under any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company under such license;

            (xi)  the Company owns or otherwise has, and after the Closing will continue to have, all Intellectual Property Rights and Intellectual Property needed to conduct the business of such entity as currently conducted; and

           (xii)  the Company has no obligations to pay any amounts or to provide other consideration to any other person (including any Employee of the Company) in consideration for the Company's use or practice of any Company IP or manufacture, use, or distribution of Company Products.

          (e)    Valid and Enforceable.

              (i)  Each item of Company Registered IP is and at all times has been in compliance with all Legal Requirements in all material respects, and all filings, payments and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. Except as set forth in Section 2.13(e)(i) of the Disclosure Schedule, to the Knowledge of the Company, there is no basis for a claim that any Company Registered IP is invalid or unenforceable. The Company has no Knowledge of and has not received any notice or information of any kind from any source suggesting that the Company IP may be invalid, unpatentable (or otherwise not registrable), or unenforceable other than official notices from national or regional patent or trademark offices in the ordinary course of patent or trademark prosecution. None of the Company or its respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Company IP or hinder its enforcement, including, without limitation, misrepresenting the Patents within the Company IP to a standard-setting organization.

             (ii)  Patents.    (A) There are no actions, fees or taxes, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of perfecting, maintaining or renewing any such Patents due within ninety (90) days after the Closing Date that have not already been paid or responded to by the Company. There is no pending litigation, interference, opposition, reexamination or other proceeding involving such Patents and to the Knowledge of the Company, threatened, except as set forth in Section 2.13(e)(ii)(B) of the Disclosure Schedule. (B) If any of the Patents listed in Section 2.13(b) of the Disclosure Schedule are terminally disclaimed to another Patent, all Patents subject to such terminal disclaimer are within the Company Registered IP. (C) To the extent "small entity" fees were paid to the United States Patent and Trademark Office for any Patent within the Company Registered IP, such reduced fees were then appropriate because the payor qualified to pay "small entity" fees at the time of such payment and specifically had not licensed rights in any of the Patents to an entity that was not a "small entity." (D) To the extent "small entity" fees were paid to the United States Patent and Trademark Office for any Patent within the Company IP where the payor did not qualify to pay "small entity" fees, such "small entity" fees were paid in good faith and such error was later corrected pursuant to 37 CFR 1.28(c).

            (iii)  Trademarks.    (A) All Trademarks that are Company Registered IP are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date that have not already been paid or responded to by the Company. (B) No Trademark within the Company Registered IP has been or is now involved in any opposition, invalidation or cancellation, and no such action is threatened with respect to any Trademark within the Company Registered IP. (C) To the Knowledge of the Company, all services, products and materials bearing or identified by a Trademark within the Company Registered IP bear the proper registration notice where permitted or required by law. (D) To the Knowledge of the Company, no Trademark (whether registered or unregistered) or otherwise protected designation (e.g. worktitle) owned, used, or applied for by the Company conflicts or interferes with any Trademark (whether registered or unregistered) owned, used or applied for by any other Person. None of the goodwill associated with or inherent in any Trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired to the Knowledge of the Company.

            (iv)  Copyrights.    (A) All of the Copyrights that are Company Registered IP or that are otherwise material to the Company's business, if any, are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing that have not already been paid or responded to by the Company. (B) No Copyright owned by the Company is, to the Knowledge of the Company, infringed or has been challenged. (C) All material works encompassed by the Copyrights have been marked with the proper copyright notice.

             (v)  Trade Secrets.    (A) With respect to each Trade Secret within the Company IP, the documentation maintained by the Company relating to such Trade Secret is reasonably current, materially accurate, and reasonably sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any particular individual. (B) The Company has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets and the Company has not disclosed any Trade Secrets to any entity other than pursuant to a confidentiality agreement or other agreement that prevents the use and disclosure of the Trade Secret other than for the benefit of the Company. (C) The Company has good title and an absolute right to use its Trade Secrets subject to Permitted Encumbrances. To the Knowledge of the Company, the Trade Secrets are not part of the public knowledge or literature and have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the business of the Company. No Trade Secret is, to the Knowledge of the

    Company, subject to any adverse claim or has been challenged. The Company uses all reasonable measures to maintain its proprietary algorithms as Trade Secrets.

          (f)    Effects of the Merger.    Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of the Merger or any of the other Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP or rights thereto; (ii) a breach of any Contract listed or required to be listed in Sections 2.13(c) of the Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any Intellectual Property Rights owned by, or licensed to, Parent or any of its Affiliates; or (v) payment of any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the Transactions.

          (g)    No Third Party Infringement of Company IP.    To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Section 2.13(g) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any of its representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP. The Company has not put a third party on notice of actual or potential infringement of any of the Company IP. The Company has not invited any third party to enter into a license under any of the Company IP. The Company has not initiated any enforcement action with respect to any of the Company IP.

          (h)    Use of Licensed IP.    The Company has valid written licenses in respect of all Licensed IP of sufficient scope to permit the Company to conduct its businesses as currently conducted without infringing or violating the rights of third parties, and all such licenses will survive the Closing and continue in full force and effect thereafter, so as to preserve all rights of, and benefits to, the Company, and Parent, under such licenses from and after the Closing. To the Knowledge of the Company, no claim or proceeding relating to the ownership of Licensed IP is pending or has been threatened, except for any such claim or proceeding that, if adversely determined, would not adversely affect (A) the use or exploitation of such Licensed IP or (B) the distribution, hosting, provision, delivery or sale of any Company Product.

          (i)    No Infringement of Third Party IP Rights.    To the Knowledge of the Company, the Company is not infringing, misappropriating or otherwise violating, and has never infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing: (i) no infringement, misappropriation or similar claim or legal proceeding is pending or to the Knowledge of the Company, has been threatened against the Company or, to the Knowledge of the Company, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or legal proceeding except as set forth on Section 2.13(i) of the Disclosure Schedule; (ii) the Company has not received any notice or other written communication (in writing or otherwise) (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person, (B) inviting the Company to license any Intellectual Property Rights of another Person, or (C) claiming that the Company Product or the operation of the business of the Company constitutes unfair competition or trade practices under any Legal Requirements; and (iii) the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any infringement, misappropriation or violation of any Intellectual Property Right.

          (j)    Company IP Contracts.    None of the Company IP Contracts requires the Company to return or refund any amounts paid to it, or grant any credit to any third party, or pay any liquidated damages or penalties in the event of any breach of any warranty or any failure of the Company to perform under such Company IP Contract. The maximum liability of the Company under any Company IP Contract is limited to amounts actually received by Company under such Company IP Contract.

        2.14    Company Contracts.

          (a)   Section 2.14(a) of the Disclosure Schedule identifies each Contract in effect as of the date hereof having aggregate payment obligations of $50,000 or more or which is otherwise material to the Company, (x) to which the Company is a party, or (y) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation(the Contracts set forth in Section 2.14(a) of the Disclosure Schedule, being referred to herein as the "Company Contracts").

          (b)   The Company has Made Available true, correct and complete copies of all written Company Contracts, including all amendments thereto. Section 2.14(b)(i) of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Company Contract is valid and in full force and effect and is enforceable against the Company and by the Company in accordance with its terms, subject to the Enforceability Limitations. The Company has not violated or breached, or committed any default under, any Company Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any such Company Contract. Except as set forth on Section 2.14(b)(ii) of the Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (i) result in a violation or breach of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract; (iii) give any Person the right to accelerate the maturity or performance of any Company Contract; or (iv) give any Person the right to cancel, terminate or modify any Company Contract. The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract. The Company has not waived any of its material rights under any Company Contract. No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amounts paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract. To the Knowledge of the Company, no Person has threatened to terminate or refuse to perform its obligations under any Company Contract (regardless of whether such Person has the right to do so under such Contract). The Company Contracts identified in Section 2.14(a) of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted in all material respects.

          (c)    Section 2.14(c)    of the Disclosure Schedule identifies and provides a brief description of each currently proposed Contract that would constitute a Company Contract hereunder if in effect on the date hereof and as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company.

        2.15    Employee Benefit Plans.

          (a)    Schedule.    Section 2.15(a)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement, including any specific Employee Agreement providing severance or post-termination payments and/or benefits and any specific Employee Agreement providing any specific obligations in case of change of control of the Company. Neither the Company nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.15(a)(iii) of the Disclosure Schedule sets forth a table including the name, hiring date, title, supervisor, annual salary or base wages, commissions, bonus (target, maximum and any amounts paid for the current year), classification pursuant to the applicable industry-wide collective bargaining agreement (if any), organization of working time, overtime hours and accrued but unpaid vacation or paid time off (PTO) balances of each current employee of the Company as of the date hereof, including with respect to any Employees on a leave of absence, the date the leave commenced, the reason for the leave and the expected date of return to work of such Employee. To the Knowledge of the Company, no employee listed on Section 2.15(a)(iii) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement. Section 2.15(a)(ii) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or independent contractor relationship with the Company.

          (b)    Documents.    The Company has Made Available (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents and all related management and/or monitoring and/or information documents and/or records required by Legal Requirements, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all written agreements and contracts currently in force relating to each Company Employee Plan, including administrative service agreements and group or other insurance contracts, (vi) all communications within the past three (3) years to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in compensation benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (vii) all material correspondence and/or notifications within the past three (3) years to or from any governmental agency or administrative service relating to any Company Employee Plan, (viii) all current model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, (xi) all HIPAA Privacy Notices and all Business Associate Agreements to the extent required under HIPAA and (xii) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan that is a tax-qualified retirement plan. To the Company's Knowledge, there is no fact, condition, or circumstance since the date the documents were provided in accordance with this paragraph (b), which would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made to amend any Company Employee Plan or Employee Agreement or to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder.

          (c)    Bonus Plan Compliance.    The Company is in compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Closing Date, and is not liable for any material payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

          (d)    No Pension Plan.    Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or has any liability with respect to any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (e)    No Self-Insured Plan.    Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to or has any liability with respect to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

          (f)    Employee Plan Compliance.    Except as would not have a material adverse effect on the Company, the Company and ERISA Affiliates have performed all obligations required to be performed by them under, and are in compliance with, the requirements prescribed by any and all applicable statutory or regulatory Legal Requirements, are not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code. The Company has no liability under, and no Company Employee Plan is or has ever been, a plan or arrangement that is, or intended to be, qualified under Section 401(a) of the Code. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or, to the Company's Knowledge, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and ERISA Affiliates have timely made (or will make) all contributions and other payments required by and due under the terms of each Company Employee Plan and/or pursuant to applicable Legal Requirements as of the Closing Date.

          (g)    Section 409A.

              (i)  Each Company Employee Plan and Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee, in each case, that is a "nonqualified deferred compensation plan" (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder ("Section 409A") has been at all times since the Company's incorporation in operational compliance with Section 409A and applicable guidance issued thereunder and at all times since the Company's incorporation in documentary compliance with Section 409A and applicable guidance issued thereunder. There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A.

             (ii)  No Company Option or other stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) (w) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted, (x) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (y) has been granted after the Company's incorporation, with respect to any class of stock of the Company that is not "service recipient stock" (within the meaning of applicable regulations under Section 409A).

          (h)    Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs.    At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a "funded welfare plan" within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

          (i)    No International Employee Plans.    Neither the Company or ERISA Affiliate currently has, nor has it ever had, the obligation to maintain, establish, sponsor, participate in or contribute to any International Employee Plan.

          (j)    No Post-Employment Obligations.    No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements, and the Company has not ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute or other applicable Legal Requirements.

          (k)    Effect of Merger.    Except as set forth Section 2.15(k) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other Transactions (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) increase any payments or benefits otherwise payable or to be provided by the Company or (iv) result in the acceleration of the time of payment or vesting of any such payments or benefits except as required under Section 411(d)(3) of the Code.

        2.16    Employment Matters.

          (a)    Compliance with Employment Laws.    The Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, social security contributions withholding, prohibited discrimination, working time, employee representation, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or social security contributions or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material actions, suits, claims or administrative matters pending, or to the Company's Knowledge, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or to the Company's Knowledge, threatened or reasonably anticipated claims or actions against the Company or any Company trustee under any worker's compensation policy or long-term disability policy. The Company is not party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Entity with respect to employment practices.

          (b)    Labor.    No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no Actions, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Legal Requirement. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, works council, union or similar contract with respect to Employees and no such agreement is being negotiated by the Company.

        2.17    Governmental Authorizations.    Each notification, consent, license, permit, grant or other authorization (a) pursuant to which the Company currently operates or which holds any interest in any of its properties, or (b) which is required for the operation of the Company's business as currently conducted or is required for the holding of any such interest (collectively, "Company Authorizations") has been issued or granted to the Company, as the case may be, except where failure to have such notification, consent, license, permit, grant or other authorization would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its businesses or hold any interest in its properties or assets and none of the Company Authorizations is subject to any term, provision, condition or limitation which may result in a material adverse change to, or terminate such Company Authorizations by virtue of the completion of the Merger. The Company has been and is in material compliance with the terms and conditions of the Company Authorizations.

        2.18    Litigation.    Except as set forth on Section 2.18 of the Disclosure Schedule, there is no Action of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties or assets (tangible or intangible) or any of its officers or directors (in their capacities as such), nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. There is no Action of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to applicable Legal Requirements to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor to the Knowledge of the Company is there any reasonable basis therefor.

        2.19    Insurance.    Section 2.19 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, and the term of such policies. There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since the Company's inception and remain in full force and effect. The Company does not have any Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

        2.20    Compliance with Legal Requirements.

          (a)    General.    Except as is not material in any case or in the aggregate, the Company has complied with all Legal Requirements and is not in violation of any Legal Requirement. The Company has not received any written notices of potential or actual violation with respect to, any applicable Legal Requirement.

          (b)    Anticorruption Laws.    Neither the Company nor any director, officer, employee, distributor, reseller, consultant, agent or other third party acting on behalf of the Company, has provided, attempted to provide, or authorized the provision of anything of value (including but not limited to payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a "foreign official", as defined by the Foreign Corrupt Practices Act ("FCPA"), which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization, or any other person, for the purpose of (i) obtaining or retaining business; (ii) influencing any act or decision of a foreign government official in their official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of their lawful duties; (iv) directing business to another; or (v) securing any advantage in violation of the FCPA or any applicable local, domestic, or international anticorruption laws. Neither the Company, nor, to the Knowledge of the Company, any director, officer, employee or agents has used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor has any of the before stated parties falsified any Company documents. The Company has not made any provisions to any person (including foreign government officials) that would constitute an improper rebate, commercial bribe, influence payment, extortion, kickback, or other improper payment in violation of the FCPA or any other applicable anticorruption law. The Company maintain sufficient internal controls and compliance programs to detect and prevent violations of anticorruption laws (including the FCPA), ensure its Books and Records are accurately maintained, and track any payments made to third parties and foreign government officials. The Company has not conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any governmental body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any anticorruption law, including the FCPA.

          (c)    Environmental Laws.    Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, (i) the Company has not released any Hazardous Material into the Environment, (ii) to the Knowledge of the Company, no Hazardous Materials are present in, on or under any real property, that the Company has at any time owned, operated, or leased, and (iii) the Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any applicable Environmental Legal Requirement (any or all of the foregoing being collectively referred to herein as "Hazardous Materials Activities").

          (d)    Healthcare Laws.    The Company is in compliance in all material respects with all healthcare laws applicable to the operation of its business as currently conducted, including (i) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes, and (ii) requirements of law relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with the Company Products, in each case to the extent applicable to the Company.

        2.21    Regulatory Compliance.

          (a)   The Company has obtained each federal, state, county, local or non U.S. Permit or an exemption therefrom that may be required by the FDA or any other Governmental Entities engaged in the regulation of the Company Products, the Company's business, and the Company's manufacturing and other quality systems that is required for or has been applied for in operating the Company's business in any location in which it is currently operated, and all of such Permits are in full force and effect. The Company has not received any notice or written communication with respect to the Company's business from any Governmental Entity regarding, and, there are no facts or circumstances that are likely to give rise to, (i) any material violation of applicable Legal Requirements or material adverse change in any Permit, or any failure to materially comply with any applicable Legal Requirement or any term or requirement of any Permits or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or modification of any Permits. No such Permit will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

          (b)   The operation of the Company's business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all Company Products, is and at all times has been in material compliance with all applicable Legal Requirements, Permits, Governmental Entities and orders including those administered by the FDA for products sold in the United States. There is no actual or, to the knowledge of the Company, threatened material action or investigation in respect of the Company's business by the FDA or any other Governmental Entity which has jurisdiction over the operations, properties, products or processes of the Company, or, to the Knowledge of the Company, by any third parties acting on their behalf. The Company has no Knowledge that any Governmental Entity is considering such action or of any facts or circumstances that are likely to give rise to any such action or investigation.

          (c)   Except as set forth in Section 2.21(c) of the Disclosure Schedule, during the three (3) year period ending on the Closing Date, the Company has not had any product or manufacturing site subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, "warning letters," "untitled letters" or requests or requirements to make material changes to the operations of the Company's business or the Company Products, or similar correspondence or written notice from the FDA or other Governmental Entity in respect of the Company's business and alleging or asserting noncompliance with any applicable Legal Requirements, Permits or such requests or requirements of a Governmental Entity, and, to the Knowledge of the Company, neither the FDA nor any Governmental Entity is considering such action. Except as set forth in Section 2.21(c) of the Disclosure Schedule, no vigilance report or medical device report with respect to the Company or the Company Products has been reported by the Company, and to the Knowledge of the Company, no vigilance report or medical device report is under investigation by any Governmental Entity with respect to the Company Products or Company's business.

          (d)   The manufacture of Company Products by, or on behalf of, the Company is being conducted in compliance in all material respects with all applicable Legal Requirements including the FDA's Quality System Regulation at 21 C.F.R. Part 820 for products sold in the United States, and the respective counterparts thereof promulgated by Governmental Entities in countries outside the United States. The Company, and, to the Knowledge of the Company, any third party assembler, sterilizer or manufacturer of Company Products is in material compliance with all applicable Legal Requirements and certifications currently held by the Company's governing quality systems, manufacturing processes and all other quality standards, registration and listing requirements governing those third parties' activities, including those set forth in 21 C.F.R. Part 807 and 21 C.F.R. Part 820 for products sold in the United States and all other similar applicable Legal Requirements.

        2.22    Interested Party Transactions.    No officer, director or, to the Knowledge of the Company, any other stockholder of the Company (nor any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an "Interested Party"), has or has had, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property Rights that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "interest in any Person" for purposes of this Section 2.22. There are no Contracts with regard to contribution or indemnification between or among any of the Stockholders. All transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any services, products, technology or Intellectual Property Rights to, the Company have been on an arms-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

        2.23    Books and Records.    The minute books of the Company have been Made Available, are complete and up-to-date in all material respects, and have been maintained in accordance with sound and prudent business practice. The minutes of the Company contain true, correct and complete records of all actions taken, and summaries of all meetings held, by the respective stockholders and the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company, as the case may be. The Company has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records (collectively, the "Books and Records") that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company. The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records will be in the possession of the Company.

        2.24    Third Party Expenses.    The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent, the Surviving Corporation or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company. Section 2.24 of the Disclosure Schedule sets forth the Company's current reasonable estimate of all Third Party Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions.

        2.25    No Other Representations.    The Company and Stockholder Representative acknowledge and agree that except for the representations and warranties contained in Article III, neither Parent, Merger Sub, Sub LLC nor any of their respective directors, officers, employees, subsidiaries, controlling persons, agents or Affiliates, makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information relating to Parent, Merger Sub or Sub LLC.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF PARENT, MERGER SUB AND SUB LLC

        Each of Parent, Merger Sub and Sub LLC hereby represents and warrants to the Company as follows:

        3.1    Organization and Standing.    Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Sub LLC is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Parent owns beneficially and of record all outstanding capital stock of Merger Sub, free and clear of any Liens, and no other Person holds any capital stock of Merger Sub nor has any rights to acquire any interest in Merger Sub. Parent owns beneficially and of record all outstanding membership interests of Sub LLC, free and clear of any Liens, and no other Person holds any membership interests of Sub LLC nor has any rights to acquire any interest in Sub LLC.

        3.2    Authority and Enforceability.    Each of Parent, Merger Sub and Sub LLC has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Merger and the other Transactions. The execution and delivery by each of Parent, Merger Sub and Sub LLC of this Agreement and any Related Agreements to which it is a party and the consummation of the Merger and the other Transactions have been duly authorized by all necessary corporate and other action on the part of Parent, Merger Sub and Sub LLC. This Agreement and any Related Agreements to which Parent and/or Merger Sub and/or Sub LLC is a party have been duly executed and delivered by Parent, Merger Sub and Sub LLC and constitute the valid and binding obligations of Parent, Merger Sub and Sub LLC, enforceable against Parent, Merger Sub and Sub LLC in accordance with their terms, subject to the Enforceability Limitations.

        3.3    Governmental Approvals and Consents.    No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Merger Sub or Sub LLC in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent, Merger Sub or Sub LLC is a party or the consummation of the Merger and the other Transactions, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state "blue sky" laws, (b) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) with respect to the issuance of shares of Parent Common Stock to the Stockholders and Optionholders upon conversion of the Parent Preferred Stock Payment Shares in accordance with the terms of the Certificate of Designations, the receipt of the Parent Stockholder Approval, (e) the notification of the issuance and sale of the Parent Payment Shares to NASDAQ, and (f) the filing with the SEC of such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with the Transaction.

        3.4    No Conflicts.    The execution and delivery by Parent, Merger Sub and Sub LLC of this Agreement and any Related Agreement to which Parent, Merger Sub or Sub LLC is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a Conflict under (a) any provision of the certificate of incorporation, bylaws, certificate of formation or limited liability company agreement of Parent, Merger Sub or Sub LLC, (b) any Contract to which Parent, Merger Sub or Sub LLC is a party or by which any of its properties or assets (whether tangible or intangible) are bound or (c) any Legal Requirement or Order applicable to Parent, Merger Sub or Sub LLC or any of its properties or assets (whether tangible or intangible).

        3.5    Valid Issuance of Parent Payment Shares.    The Parent Payment Shares being issued hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable, and will be free of any Liens or restrictions on transfer other than restrictions under this Agreement, the Related Agreements, the Certificate of Designations (with respect to the Parent Preferred Stock Payment Shares) and under applicable state and federal securities Legal Requirements. The shares of the Parent Common Stock issuable upon conversion of the shares of Parent Preferred Stock Payment Shares issued under this Agreement have been duly and validly reserved for issuance and, upon issuance following receipt of the Parent Stockholder Approval and in accordance with the terms of the Certificate of Designations, will be duly and validly issued, fully paid, and nonassessable and will be free of any Liens or restrictions on transfer, other than restrictions under this Agreement, the Related Agreements, the Certificate of Designations and under applicable state and federal securities Legal Requirements.

        3.6    Capitalization.    The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock, of which 6,906,878 were issued and outstanding as of May 19, 2017, and 5,000,000 shares of preferred stock, par value $0.01, of which 12,531 were designated as series A convertible preferred stock, par value $0.01 per share, none of which are issued and outstanding as of the date of this Agreement. All issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Parent SEC Reports and other than as provided in this Agreement and the Related Agreements, as of the date of this Agreement, there are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from Parent of any securities of Parent, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer (other than rights, options, warrants or similar rights to purchase or acquire from Parent any securities of Parent which may be granted, at or following the Closing, to employees of the Company or any of its Subsidiaries). Except as otherwise provided in the Certificate of Designations, as of the date of this Agreement, there are no outstanding rights or obligations of Parent to repurchase or redeem any of its equity securities (other than such rights or obligations of Parent arising out of, relating to or in connection with the termination of employment of any of Parent's or any of its Subsidiaries' employees). The respective rights, preferences, privileges, and restrictions of Parent Preferred Stock and Parent Common Stock are as stated in the certificate of incorporation (including the Certificate of Designations) of Parent.

        3.7    SEC Documents; Financial Statements.

          (a)   Each Parent SEC Report filed prior to the date hereof complied, as of its respective date, in all material respects with the Exchange Act and the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Report. Except to the extent that information contained in any of the Parent SEC Reports filed and publicly available prior to the date hereof has been revised or superseded by a Parent SEC Report filed or furnished prior to the date hereof and except to the extent that any information contained in any of the Parent SEC Reports is required to be revised or adjusted, which revision or adjustment, if it were to be made, in respect of such information would cause such information disclosed not to be misleading, none of such Parent SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   The financial statements of Parent included in the Parent SEC Reports filed prior to the date hereof complied in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods presented and fairly presented the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited financial statements, to the absence of footnotes and to year-end adjustments which are immaterial in amount).

        3.8    Merger Sub; Sub LLC.    Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the transactions contemplated herein. Sub LLC has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the transactions contemplated herein.

        3.9    Third Party Expenses.    Neither Parent, Merger Sub nor Sub LLC has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will the Company or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Parent, Merger Sub or Sub LLC.

        3.10    Tax Matters.

          (a)    Tax Returns and Payments.    Each Tax Return required to be filed by or on behalf of Parent with any Governmental Entity with respect to any taxable period ending on or before the Closing Date or any taxable event occurring prior to or on the Closing Date (the "Parent Returns"): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes required to be paid on or before the Closing Date by Parent have been or will be timely paid in all material respects. Parent has delivered or made available to Company accurate and complete copies of all Parent Returns filed since 2014 other than immaterial information Tax Returns (e.g., Forms W-2 and 1099) unless requested by Company.

          (b)    Reserves for Payment of Taxes.    The most recent financial statements included in the Parent SEC Reports fully accrue in all material respects all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. Parent has not incurred any liability for Taxes since the Balance Sheet Date outside of the ordinary course of business.

          (c)    Audits; Claims.    Since January 1, 2014, no Parent Return has been examined or audited by any Governmental Entity. Since January 1, 2014, Parent has not received from any Governmental Entity any: (i) written notice indicating an intent to open an audit or other review; (ii) written request for information related to Tax matters; or (iii) written notice of deficiency or proposed Tax adjustment. Since January 1, 2014, no extension or waiver of the limitation period applicable to any Parent Returns has been granted by or requested from Parent. No claim or legal proceeding is pending or threatened in writing against Parent in respect of any Tax. There are no Liens for Taxes upon any of the assets of Parent except Liens for current Taxes not yet due and payable (or for which there are adequate accruals, in accordance with GAAP).

          (d)    Legal Proceedings; Etc.    There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by Parent with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Parent and with respect to which adequate reserves for payment have been established).

          (e)    Adjustment in Taxable Income.    Parent is not currently, and for any period for which a Parent Return has not been filed, will not be, required to include any adjustment in taxable income for any taxable period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax laws) as a result of transactions, events or accounting methods employed prior to the Merger.

          (f)    280G; Tax Indemnity Agreements; Etc.    There is (i) no agreement, plan, arrangement or other Contract covering any current or former employee that, considered individually or considered collectively with any other such Contracts, will give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(1) of the Code or (ii) agreement, plan, arrangement or other Contract by which Parent is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Parent currently is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. Section 3.10(f) of the Disclosure Schedule lists all persons who are "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof. Parent has no liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract, by operation of law or otherwise.

          (g)    No Other Jurisdictions for Filing Tax Returns.    There are no jurisdictions in which Parent is required to file a Tax Return other than the jurisdictions in which Parent has filed Tax Returns. Parent is not subject to net income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country. No claim has ever been made by a Governmental Entity in writing in a jurisdiction where Parent does not file Tax Returns that Parent is or may be subject to taxation by that jurisdiction.

          (h)    Tax Shelters; Listed Transactions; Etc.    Parent has not consummated or participated in, nor is Parent currently participating in, any transaction which was or is a "tax shelter" transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Parent has not ever participated in, nor is currently participating in, a "Listed Transaction" or a "Reportable Transaction" within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Legal Requirements. Parent has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which is reasonably expected to result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

          (i)    Withholding.    Parent: (i) has complied in all material respects with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Legal Requirement); (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements in all material respects, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding Legal Requirements; and (iii) has timely filed all withholding Tax Returns, for all periods.

          (j)    Change in Accounting Methods; Closing Agreements; Etc.    Parent will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting made prior to the Effective Time; (ii) closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax law) executed prior to the Effective Time; (iii) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Legal Requirement) that were entered into or existing on or prior to the Effective Time; (iv) installment sale or open transaction disposition made on or prior to the Effective Time; or (v) prepaid amount received on or prior to the Effective Time.

          (k)    Consolidated Groups.    Parent has not ever been a member of an affiliated, combined, consolidated or unifying group (including within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group, the common parent of which was Parent) and has never been a party to any joint venture, partnership, or, to Parent's knowledge, other agreement that could be treated as a partnership for tax purposes.

          (l)    Section 1503.    Parent has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code (or any similar provision of U.S. (state, local) or non-U.S. Tax Legal Requirement).

          (m)    Section 897.    Parent: (i) is not and has never been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (ii) has not made the election provided under section 897(i) of the Code.

          (n)    Tax Incentives.    Parent is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a "Tax Incentive") and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

        3.11    No Other Representations.    Parent acknowledges and agrees that except for the representations and warranties contained in Article II, neither Company nor any of its directors, officers, employees, subsidiaries, controlling persons, agents or Affiliates, makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information relating to the Company.

ARTICLE IV
ADDITIONAL AGREEMENTS

        4.1    Stockholder Approvals.

          (a)    Requisite Company Stockholder Approval.    Immediately following the execution of this Agreement, the Company shall solicit written consent from all of its Stockholders in the form attached hereto as Exhibit B (the "Stockholder Written Consent"). It is anticipated that, promptly after the execution of this Agreement, the Company will receive Stockholder Written Consents from Stockholders pursuant to the preceding solicitation that are sufficient to fully and irrevocably deliver the Requisite Company Stockholder Approval. Promptly upon obtaining the Requisite Company Stockholder Approval, the Company shall prepare and, as soon as reasonably practicable, send to all Company Stockholders on the record date for the Stockholder Written Consents who did not execute a Stockholder Written Consent the notices required pursuant to Delaware Law and the California Code. Such materials submitted to the Company Stockholders in connection with such Stockholder Written Consents shall be subject to reasonable review and comment by Parent and shall include an information statement regarding the Company, the terms of this Agreement and the Merger and the unanimous recommendation of the Company's Board of Directors that the Company Stockholders not exercise their dissenters' or appraisal rights in connection with the Merger (the "Information Statement"). The parties shall update, amend and supplement the Information Statement from time to time as may be required by applicable Legal Requirements. The Board of Directors of the Company shall not alter, modify, change or revoke the Company Recommendation.

          (b)    280G Approvals.    The Company shall submit to the Stockholders for approval (in a form and manner satisfactory to Parent), by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent determines may separately or in the aggregate, constitute "parachute payments" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be "parachute payments" under Section 280G of the Code. The Company shall deliver to Parent evidence satisfactory to Parent that a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and that (i) the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the "280G Approval"), or (ii) that the 280G Approval was not obtained and as a consequence, that such "parachute payments" shall not be made or provided, pursuant to the 280G Waivers, which were executed by the affected individuals on the date of this Agreement.

          (c)    Parent Stockholder Approval.    Parent agrees to use commercially reasonable efforts to call and hold a meeting of the stockholders of Parent to obtain the Parent Stockholder Approval (the "Parent Stockholder Meeting") within 120 days after the date of this Agreement. If the Parent Stockholder Approval is not obtained at the Parent Stockholder Meeting, then Parent will use its commercially reasonable efforts to obtain the Parent Stockholder Approval at the next occurring annual meeting of the stockholders of Parent or, if such annual meeting is not scheduled to be held within six months after the Parent Stockholder Meeting, a special meeting of the stockholders of Parent to be held within six months after the Parent Stockholder Meeting. Parent will hold an annual meeting or special meeting of its stockholders at least once every six months until Parent obtains the Parent Stockholder Approval. The Company acknowledges that, under the NASDAQ Stock Market Rules, the Parent Common Stock Payment Shares will not be entitled to vote on the conversion of the shares of Parent Preferred Stock Payment Shares into shares of Parent Common Stock.

        4.2    Third Party Expenses.

          (a)   Each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Related Agreements; provided, however, that, if and only if the Closing occurs, Parent will pay up to $250,000 of the reasonable legal and accounting fees and expenses of the Company incurred with respect to the negotiation, execution, delivery and performance of this Agreement and the Related Agreements, which amount will reduce the amount of Cash Consideration payable to the Stockholders.

          (b)   Prior to the Closing, the Company shall have provided Parent with a statement, in a form reasonably satisfactory to Parent, setting forth all paid and unpaid Third Party Expenses incurred by or on behalf of the Company as of the Closing Date, or anticipated to be incurred or payable by or on behalf of the Company after the Closing (the "Statement of Expenses"). The Company shall take all necessary action to ensure that Third Party Expenses shall not be incurred by the Company after the Closing Date without the express prior written consent of Parent.

        4.3    NASDAQ Listing of Parent Common Stock.    Promptly following the Closing Date, Parent shall apply to cause the Parent Common Stock Payment Shares and the Parent Common Stock to be

issued upon conversion of the Parent Preferred Stock Payment Shares to be approved for listing on NASDAQ, subject to official notice of issuance.

        4.4    Reservation of Parent Common Stock; Issuance of Shares of Parent Common Stock.    For as long as any Parent Preferred Stock Payment Shares remain outstanding, Parent shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Parent Common Stock or shares of Parent Common Stock held in treasury by Parent, for the purpose of effecting the conversion of the Parent Preferred Stock Payment Shares, the full number of shares of Parent Common Stock then issuable upon the conversion of all Parent Preferred Stock Payment Shares then outstanding. All shares of Parent Common Stock delivered upon conversion of the Parent Preferred Stock Payment Shares shall be newly issued shares or shares held in treasury by Parent, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Lien.

        4.5    Irvine/Lake Forest Operations.    Parent shall conduct a significant portion of the Company's business in Irvine/Lake Forest, California for one year after the Closing.

        4.6    Payoff Letters; Release of Liens.

          (a)    Payoff Letters.    Prior to the Closing Date, the Company shall obtain from each bank creditor of the Company, if any, and deliver to Parent, an executed payoff letter, in form and substance reasonably acceptable to Parent, setting forth: (i) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such creditor, if any, (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (ii) upon payment of such amounts, a release of the Company; and (iii) the commitment of the creditor to release all Liens, if any, that the creditor may hold on any of the assets of the Company prior to the Closing Date (each, a "Payoff Letter").

          (b)    Release of Liens.    Prior to the Closing, the Company shall file all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Section 4.6(b) of the Disclosure Schedule.

ARTICLE V
POST-CLOSING INDEMNIFICATION; STOCKHOLDER REPRESENTATIVE

        5.1    Survival of Representations and Warranties.    The representations and warranties set forth in Article II and Article III of this Agreement shall survive until 11:59 p.m. Minnesota time on the date that is nine (9) months following the Closing Date (the "Expiration Date"); and provided, further, that all representations and warranties shall survive beyond the Expiration Date specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the Expiration Date for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

        5.2    Indemnification of Parent.

          (a)   From and after and by virtue of the Merger, subject to the terms of this Article V, the Stockholders and Optionholders agree to jointly and severally indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Corporation (each, a "Parent Indemnified Party" and collectively, the "Parent Indemnified Parties"), from and against all claims, losses, liabilities, damages, deficiencies, Taxes, costs, interest, awards, judgments, and expenses, including reasonable attorneys' and consultants' fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing, including any Losses to the extent they were a reasonably foreseeable consequence of the applicable breach or other cause of such Losses, but excluding incidental, indirect, special exemplary or punitive damages, except for any such Losses as may be payable to a third party in respect of a Third Party Claim or with respect to a claim of fraud to the extent actually awarded to a Governmental Entity or other third party (hereinafter individually a "Loss" and collectively "Losses") paid, incurred, suffered or sustained by the Parent Indemnified Parties, or any of them (including the Surviving Corporation) (regardless of whether or not such Losses relate to any third party claims), directly or indirectly, resulting from, arising out of, or relating to any of the following:

              (i)  any breach of or inaccuracy in, as of the date hereof or as of the Effective Time, a representation or warranty of the Company set forth in this Agreement, without giving effect to any qualifications based on the word "material" or similar phrases (including "Company Material Adverse Effect") limiting the scope of such representation or warranty;

             (ii)  third party Actions against Parent or any Subsidiary (including the Company) following the Closing, including the costs of defending against and settling any such third party claims, if the facts and circumstances alleged in third party Action would give the Indemnified Parties a right to indemnification under Section 5.2(a)(i) if such facts and circumstances were factually accurate;

            (iii)  any failure by the Company to perform or comply with any of its covenants or agreements set forth in this Agreement;

            (iv)  any payment in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Shares, including all attorneys' and consultants' fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of Dissenting Shares;

             (v)  any Pre-Closing Taxes of the Company; and

            (vi)  any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts that such Person is entitled to receive pursuant to the terms of this Agreement and any amounts that a Person was entitled to receive pursuant to the terms of this Agreement that were omitted from the Spreadsheet.

          (b)   The Stockholders and Optionholders shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by a Parent Indemnified Party.

          (c)   Any payments made to a Parent Indemnified Party pursuant to any indemnification obligations under this Article V will be treated as adjustments to the Merger Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Legal Requirements.

        5.3    Indemnification of Stockholders.

          (a)   From and after and by virtue of the Merger, subject to the terms of this Article V, Parent agrees to indemnify and hold harmless each Stockholder and Optionholder and such Stockholder's and Optionholder's respective officers, directors, affiliates, employees, agents and representatives (each, a "Stockholder Indemnified Party" and collectively, the "Stockholder Indemnified Parties"), from and against all Losses paid, incurred, suffered or sustained by the Stockholder Indemnified

  Parties, or any of them (regardless of whether or not such Losses relate to any third party claims), directly or indirectly, resulting from, arising out of, or relating to any of the following:

              (i)  any breach of or inaccuracy in, as of the date hereof or as of the Effective Time, a representation or warranty of Parent, Merger Sub or Sub LLC set forth in this Agreement, without giving effect to any qualifications based on the word "material" or similar phrases limiting the scope of such representation or warranty; and

             (ii)  any failure by Parent, Merger Sub or Sub LLC to perform or comply with any of its covenants or agreements set forth in this Agreement.

        5.4    Limitations.

          (a)   Except in the case of fraud, the Parent Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 5.2(a)(i) and Section 5.2 (a)(ii) unless and until the Parent Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $500,000 in Losses in the aggregate (the "Threshold Amount"), in which case the Parent Indemnified Parties shall be entitled to recover all such Losses, including such amounts as comprised any portion of such Threshold Amount. For the avoidance of doubt, the Threshold Amount shall not apply to indemnification claims under clauses (iii)—(vi) of Section 5.2(a), inclusive.

          (b)   Except in the case of fraud, the Parent Indemnified Parties' sole and exclusive source of recovery for indemnification claims under Section 5.2(a) shall be recourse against the Escrow Shares, as set forth in Section 5.5 below.

          (c)   In the case of any indemnification claim under Sections 5.2(a) that is not limited to the recovery of funds from the Escrow Shares pursuant to Section 5.5, the Parent Indemnified Parties shall be entitled to bring indemnification claims against any or all of the Stockholders and Optionholders for the portion of any Loss for which indemnification is not satisfied by the Escrow Shares (an "Excess Loss"), and each Stockholder and Optionholder shall be liable for their Pro Rata Portion of the Excess Losses (including, for the avoidance of doubt, paying to Parent an amount in cash equal to such Stockholder's or Optionholder's Pro Rata Portion of the Excess Loss), in respect of such indemnification claim; provided, however, that that the foregoing shall not limit the liability of a Stockholder or Optionholder who has committed fraud with respect to such fraud.

          (d)   Except in the case of fraud, the Stockholder Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 5.3 unless and until the Stockholder Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained Losses in the aggregate that exceed the Threshold Amount, in which case the Stockholder Indemnified Parties shall be entitled to recover all such Losses, including such amounts as comprised any portion of such Threshold Amount.

          (e)   Except for a claim of fraud, no Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.

          (f)    No Stockholder or Optionholder shall have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by Parent Indemnified Party.

        5.5    Recovery from Escrow Shares.    Except as otherwise set forth in Section 5.4(c), all claims for indemnification by Parent Indemnified Parties under Section 5.2 shall be satisfied solely and exclusively out of the Escrow Shares by transferring from the Escrow Agent to Parent either (i) shares of Parent Convertible Preferred Stock based on the Escrow Per Share Value or (ii) if Parent Preferred Stock

Payment Shares shall have been converted into Parent Common Stock, shares of Parent Common Stock based on the Escrow Per Share Value. Claims for indemnification by Parent Indemnified Parties shall be made and resolved as provided in this Agreement and in the Escrow Agreement. On the date that is nine (9) months following the Closing Date (the "Escrow Expiration Date"), the Stockholders and Optionholders shall be entitled to receive all shares, if any, of Parent Convertible Preferred Stock held by the Escrow Agent or, if the Parent Convertible Preferred Stock shall have been converted into Parent Common Stock, all shares of Parent Common Stock held by the Escrow Agent; provided, however, that the Escrow Agent shall retain, and not release, a sufficient number of Parent Convertible Preferred Stock or Parent Common Stock, as applicable, necessary to satisfy any unresolved claims for indemnification made by Parent Indemnified Parties prior to the Escrow Expiration Date using the values per share of Parent Convertible Preferred Stock or Parent Common Stock (the "Expiration Date Distribution Amount"). Each Stockholder and Optionholder shall be entitled to receive its Pro Rata Portion of the Expiration Date Distribution Amount. Once all claims for indemnification made by Parent Indemnified Parties shall have been resolved and the appropriate amount of Escrow Shares shall have been paid to Parent, the Escrow Agent shall release all remaining shares of Parent Convertible Preferred Stock or Parent Common Stock, as applicable, to the Stockholders and Optionholders (the "Final Distribution Amount"). Each Stockholder and Optionholder shall be entitled to receive its Pro Rata Portion of the Final Distribution Amount.

        5.6    Indemnification Claim Procedures.

          (a)   Subject to the limitations set forth in Article V, if an Indemnified Party wishes to make an indemnification claim under this Article V, such Indemnified Party shall deliver a written notice (an "Indemnification Claim Notice") to the Indemnifying Party (with a copy to the Escrow Agent) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Indemnified Party may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice.

          (b)   If the Indemnifying Party shall not object in writing within the 30-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an "Indemnification Claim Objection Notice"), such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice.

          (c)   In the event that the Indemnifying Party shall deliver an Indemnification Claim Objection Notice in accordance with Section 5.4(b) within thirty (30) days after delivery of such Indemnification Claim Notice, the Indemnifying Party and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Indemnifying Party and Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of an indemnification claim to be recovered from the Escrow Shares, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions of the Escrow Shares in accordance with the terms thereof.

          (d)   If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, either Parent or the

  Stockholder Representative may commence litigation in accordance with the provisions of Section 6.12 and Section 6.13.

        5.7    Third Party Claims.

          (a)   In the event Parent becomes aware of a third party claim (a "Third Party Claim") which Parent reasonably believes may result in a demand for indemnification pursuant to this Article V, Parent shall notify the Stockholder Representative of such claim, and the Stockholder Representative shall have the right to defend against the Third Party Claim provided that (i) Stockholder Representative notifies Parent in writing within 15 days after Parent has given notice of the Third Party Claim that Indemnifying Parties will indemnify Parent Indemnified Parties from and against the entirety of any Losses the Parent Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) the Stockholder Representative conducts the defense of the Third Party Claim actively and diligently.

          (b)   So long as the Stockholder Representative is conducting the defense of the Third Party Claim in accordance with Section 5.7(a), the Stockholder Representative will (A) keep Parent apprised of all material developments, including settlement offers, with respect to the Third Party Claim and permit Parent Indemnified Parties to participate in the defense of the Third Party Claim, (B) the Indemnifying Parties will not be responsible for any attorney's fees or other expenses incurred by the Parent Indemnified Parties regarding the Third Party Claim, and (C) the Stockholder Representative shall have the right to settle such Third Party Claim provided the settlement involves only money damages and does not include an injunction or other equitable relief.

          (c)   If Parent conducts the defense of any such claim, whether by reason that the Stockholder Representative chooses not to conduct the defense of such Third Party Claim or by reason that the Stockholder Representative fails to qualify to conduct such defense in accordance with Section 5.7, Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that, except with the consent of the Stockholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses Parent is entitled to recover pursuant to the indemnification provisions of Article V relating to such matter. In the event that the Stockholder Representative has consented to any such settlement, the Indemnifying Parties shall not have any power or authority to object under any provision of this Article V to the amount of any claim by Parent pursuant to Section 5.7 with respect to such settlement.

        5.8    Sole Remedy.

          (a)   The indemnification rights set forth in this Article V shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Time for any claims for monetary damages arising under this Agreement, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement; provided, however, that (i) this Section 5.8 shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and (ii) nothing in this Agreement shall limit the liability of an Indemnifying Party (and this Article V shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in connection with claims based on fraud committed by such Indemnifying Party regardless of the capacity in which such Indemnifying Party committed such fraud.

          (b)   Nothing in this Agreement shall limit the right of any Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

        5.9    Stockholder Representative.

          (a)   By virtue of the adoption of this Agreement and approval of the Merger by the Stockholders, each Stockholder and Optionholder shall be deemed to have agreed to appoint Dr. Raj Nihalani as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Stockholder or Optionholder to give and receive notices and communications in respect of indemnification claims under this Agreement to be recovered against the Escrow Shares, to authorize payment to any Parent Indemnified Party from the Escrow Shares in satisfaction of any indemnification claims hereunder by any Parent Indemnified Party, to vote the Escrow Shares (after conversion of the Escrow Shares into Parent Common Stock) until such shares are released to the Stockholders and Optionholders (and the Escrow Shares converted into Parent Common Stock will be deemed to be Subject Shares (as defined in the Voting Proxy) that will be subject to, and voted in in accordance with the terms and conditions of, the Voting Proxy), to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any such indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Parent Indemnified Party hereunder against any Stockholder or Optionholder or by any such Stockholder or Optionholder against any Parent Indemnified Party or any dispute between any Parent Indemnified Party and any such Stockholder or Optionholder, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Stockholders and Optionholders from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Shares agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, in the event of a resignation of the Stockholder Representative or other vacancy in the position of Stockholder Representative, such vacancy may be filled by the holders of a majority in interest of the Escrow Shares. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Parties.

          (b)   The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Stockholders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any and all Losses arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative and any amounts required to be paid by the Stockholder Representative to the Escrow Agent pursuant to the Escrow Agreement ("Stockholder Representative Expenses"). A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 6.2 or Section 6.3, shall constitute a decision of the Indemnifying Parties and shall be final, conclusive and binding upon the Indemnifying Parties; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

          (c)   The Escrow Shares shall be held and disposed of in accordance with the terms and conditions of this Agreement and the Escrow Agreement, in a form reasonably acceptable to the parties thereto (the "Escrow Agreement"), and shall be entered into at the Effective Time, by and among Parent, the Stockholder Representative and the Escrow Agent. The Escrow Shares shall be deemed deducted on a pro rata basis from the consideration each of the Stockholders and Optionholders would otherwise have been entitled to receive as part of the consideration for their shares of Company Capital Stock at the Effective Time pursuant to Section 1.6(e)(i) and Section 1.6(f), and, subject to the provisions of this Agreement and the Escrow Agreement. The Escrow Shares shall be held in trust and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party. Approval of this Agreement and the Merger by the Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow, and the approval of the appointment of the Stockholder Representative.

ARTICLE VI
GENERAL PROVISIONS

        6.1    Certain Interpretations.    When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." All references in this Agreement to "$" or dollars shall mean U.S. denominated dollars. The table of contents and headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        6.2    Amendment.    This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 6.2, the Stockholders and Optionholders are deemed to have agreed that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders and Optionholders whether or not they have signed such amendment.

        6.3    Waiver.    At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent permitted under any applicable Legal Requirements, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party set forth herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 6.3, the Stockholders and Optionholders are deemed to have agreed that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders and Optionholders whether or not they have signed such extension or waiver.

        6.4    Assignment.    This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent's obligations hereunder.

        6.5    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) or e-mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

          (a)   if to Parent, Merger Sub or Sub LLC, to:

      EnteroMedics Inc.
      2800 Patton Road
      St. Paul, Minnesota 55113
      Attention: Dan W. Gladney, President and Chief Executive Officer
      Facsimile No.: (651) 634-3212
      Email: dwgladney@enteromedics.com

      with a copy (which shall not constitute notice) to:

      Fox Rothschild LLP
      222 South Ninth Street, Suite 2000
      Minneapolis, Minnesota 55402
      Attention: Bruce A. Machmeier and Brett R. Hanson
      Facsimile No.: (612) 607-7100
      Email: bmachmeier@foxrothschild.com
                  bhanson@foxrothschild.com

          (b)   if to the Stockholder Representative, to:

      Dr. Raj Nihalani
      27 Spectrum Pointe Drive, Suite 302
      Lake Forest, CA 92630
      Email: raj@bariosurg.com

      with a copy (which shall not constitute notice) to:

      Stradling Yocca Carlson & Rauth, P.C.
      660 Newport Center Drive, Suite 1600
      Newport Beach, CA 92660
      Attention: Marc G. Alser and Azad Virk
      Facsimile No.: (949) 725-4100
      Email: malcser@sycr.com
                  avirk@sycr.com

        6.6    Confidentiality.    Each of the parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions, shall be governed by the terms of the Mutual Non-Disclosure Agreement dated as of December 1, 2016, between the Company and Parent.

        6.7    Public Disclosure.    Except as required by Legal Requirements, neither the Company nor any of its Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Transactions, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent, which consent shall not be unreasonably withheld.

        6.8    Entire Agreement.    This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder.

        6.9    No Third Party Beneficiaries.    Nothing in this Agreement is intended to, or shall be construed to, confer upon any other person any rights or remedies hereunder, except for the Indemnified Parties under Article V.

        6.10    Specific Performance and Other Remedies.

          (a)   The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, Parent, any Stockholder or the Stockholder Representative of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

          (b)   Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

          (c)   The liability of any Person under Article V will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on such Person's fraudulent acts or omissions. Notwithstanding anything to the contrary set forth in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article V, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person's fraudulent acts or omissions, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for fraud, (ii) the time period during which a claim for fraud may be brought or (iii) the recourse which any such party may seek against another Person with respect to a claim for fraud.

        6.11    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        6.12    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        6.13    Exclusive Jurisdiction.    Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery in connection with any matter based upon or arising out of this Agreement, the Merger and the other Transactions or any other matters contemplated herein (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the state of Delaware). Each party agrees not to commence any legal proceedings related hereto except in the Delaware Court of Chancery (or, only if the

Delaware Court of Chancery declines to accept jurisdiction over a particular matter, in any federal court within the state of Delaware). By execution and delivery of this Agreement, each party hereto and the Stockholders irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the Stockholders irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. The parties hereto and the Stockholders hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

        6.14    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Parent, Merger Sub, Sub LLC the Company and the Stockholder Representative have caused this Agreement and Plan of Merger to be executed as of the date first written above.

ENTEROMEDICS INC.
By:	/s/ DAN W. GLADNEY
	Name:	Dan W. Gladney
	Title:	President and Chief Executive Officer
ACORN SUBSIDIARY INC.
By:	/s/ DAN W. GLADNEY
	Name:	Dan W. Gladney
	Title:	President and Chief Executive Officer
ACORN SUBSIDIARY HOLDINGS LLC
By:	/s/ DAN W. GLADNEY
	Name:	Dan W. Gladney
	Title:	President and Chief Executive Officer
BARIOSURG, INC.
By:	/s/ DR. RAJ NIHALANI
	Name:	Dr. Raj Nihalani
	Title:	Chief Executive Officer
DR. RAJ NIHALANI, solely in his capacity as the Stockholder Representative
/s/ DR. RAJ NIHALANI Dr. Raj Nihalani

 ANNEX A

CERTAIN DEFINED TERMS

        "280G Waivers" shall mean the 280G Waivers executed and delivered by certain Company employees prior to Closing substantially in the form attached hereto as Exhibit C.

        "Action" shall mean any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

        "Affiliate" of any Person shall mean another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.

        "Business Day" shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in Minneapolis, Minnesota are authorized or obligated by law or executive order to close.

        "Certificate of Designations" means the Certificate of Designation of Preferences, Rights and Limitations of Parent Convertible Preferred Stock in the form attached hereto as Exhibit D.

        "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Company Capital Stock" shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

        "Company Common Stock" shall mean shares of common stock, par value $0.00001 per share, of the Company.

        "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, health benefits or medical insurance, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is maintained, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including any International Employee Plan.

        "Company IP" shall mean any and all Intellectual Property Rights and Intellectual Property that are owned by or exclusively licensed by, or purported to be owned by or exclusively licensed by, the Company.

        "Company IP Contracts" shall mean the Out-Licenses and the In-Licenses.

        "Company Material Adverse Effect" shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or is reasonably likely to (i) materially impede the authority of the Company to consummate the Transactions in accordance with the terms hereof and Legal Requirements, or (ii) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Company taken as a whole, provided, however, that in no event shall any Effect resulting from any of the following, either alone or in combination, be taken into account in determining whether there has been a Company Material Adverse Effect under clause (ii): (a) any change in the economic conditions of the United States or global economy or capital or financial markets generally that does not materially disproportionately affect the Company, taken as a whole, (b) any change in economic conditions generally affecting industries in which the Company conducts business, (c) any change in Legal Requirements, (d) any change in GAAP, (e) the failure of the Company to meet any financial forecast, projection, estimate, prediction or models (but not the underlying cause of such failure) or (f) any Effect primarily resulting from the announcement or pendency of the Merger, unless, in the case of clauses (a) through (d), such Effect disproportionately affects the Company relative to other companies in the Company's industry.

        "Company Options" shall mean all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person.

        "Company Preferred Stock" shall mean the Company Series S Preferred Stock, the Company Series A Preferred Stock and the Company Convertible Preferred Stock, taken together.

        "Company Product" shall mean each product or service owned, made, marketed, distributed, made available, imported, licensed or sold by or for the Company at any time since its inception, including the product currently known as the Gastric Vest System, and any product or service currently under development by or for the Company, or that the Company currently intends to develop, make, distribute, make available, sell or license.

        "Contract" shall mean any contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, Permit, concession, franchise or license.

        "Delaware Law" shall mean the General Corporation Law of the State of Delaware.

        "DOL" shall mean the United States Department of Labor.

        "Employee" shall mean any current or former employee of the Company or any ERISA Affiliate.

        "Employee Agreement" shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate, as applicable, and any Employee.

        "Environment" shall mean the indoor and outdoor environment including ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources.

        "Environmental Legal Requirement" shall mean any Legal Requirement pertaining to pollution, protection of human health or the Environment, or which regulates Hazardous Materials and Hazardous Materials Activities.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean any other Person under common control with the Company or that, together with the Company, could be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

        "Escrow Agent" shall mean the escrow agent designated under the Escrow Agreement or another institution acceptable to Parent and the Stockholder Representative, and any successor escrow agent appointed pursuant to the Escrow Agreement.

        "Escrow Agreement" shall mean the Escrow Agreement executed and delivered concurrently herewith and attached hereto as Exhibit E.

        "GAAP" shall mean United States generally accepted accounting principles consistently applied.

        "Governmental Entity" shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.

        "Hazardous Material" shall mean any substance that is regulated by any applicable Environmental Legal Requirement as radioactive, toxic, or hazardous including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.

        "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

        "Indebtedness" of any Person shall mean, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities; (iii) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities of such Person evidenced by any letter of credit or similar credit transaction entered into for the purpose of securing any lease deposit; (v) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; and (v) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i), (ii), (iii) or (v) above, to the extent of the obligation guaranteed.

        "Indemnified Party" shall mean, as applicable, the Stockholder Indemnified Parties and the Parent Indemnified Parties, respectively, with respect to their indemnification rights under Article V.

        "Indemnifying Party" shall mean, as applicable, the Stockholders, the Optionholders and Parent, respectively, with respect to their indemnification obligations under Article V.

        "Intellectual Property" shall mean algorithms, APIs, databases, data collections, diagrams, formulae, inventions (whether or not patentable), logos, designs, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials) and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).

        "Intellectual Property Rights" shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world whether registered or unregistered: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, copyright registrations and applications therefor, and moral rights ("Copyrights"); (ii) rights in trademarks, business names, trade names, logos, common law trademarks and service marks and trademark and service mark registrations, and related goodwill and applications therefor ("Trademarks"); (iii) trade secret rights and all other rights in confidential business or technical information ("Trade Secrets"); (iv) patent, invention disclosures, industrial design property rights, and applications therefor (including patents issuing on such applications), together with all continuations, continuations-in-part, reissues, renewals, reexaminations, provisionals, divisionals, substitutions, extensions or revisions thereof, any foreign counterparts or equivalents of any of the foregoing and any other patents, applications or extensions that claim priority to or through any of the foregoing ("Patents"); (v) any know-how, trade secret, proprietary invention, discovery, data, information, process, method, technique, material, technology, result or other know-how, whether or not patentable, and all other non-public confidential or proprietary information ("Know-How"), (vi) domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations therefor ("Domain Names"); (vii) all rights in databases and data collections; (viii) other proprietary rights in Intellectual Property; and (ix) any similar or equivalent rights to any of the foregoing.

        "International Employee Plan" shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, with respect to Employees who perform services outside the United States.

        "IRS" shall mean the United States Internal Revenue Service.

        "Knowledge" or "Known" shall mean, with respect to the Company, the actual knowledge of Dr. Raj Nihalani and the knowledge that Dr. Nihalani would reasonably be expected to obtain in the course of diligently performing his duties for the Company.

        "Legal Requirement" shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, or common law, or any legally binding Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

        "Licensed IP" shall mean (a) all Intellectual Property Rights and Intellectual Property incorporated into, or used in the development, delivery, hosting or distribution of, the Company Products; and (b) all other Intellectual Property Rights and Intellectual Property used or held for use in the conduct of the business of the Company, in each case that are not owned by, or purported to be owned by, the Company.

        "Lien" shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind or character whatsoever.

        "Made Available" shall mean that the Company has posted such materials to the virtual data room hosted by Firmex or made available to Parent and its representatives during the negotiation of this Agreement.

        "Non-Competition and Non-Solicitation Agreements" shall mean the Non-Competition and Non-Solicitation Agreement executed and delivered by the Founder in substantially the form attached hereto as Exhibit F.

        "Optionholder" shall mean any holder of a Company Option immediately prior to the Effective Time.

        "Order" shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity or duly appointed arbitrator or panel of arbitrators.

        "Parent Convertible Preferred Stock" means Parent's conditional convertible preferred stock, par value $0.01 per share, with the rights, preferences, powers and privileges specified in the Certificate of Designations.

        "Parent Common Stock" means Parent's common stock, par value $0.01 per share.

        "Parent SEC Reports" means all publicly available forms, reports, statements, certificates and other documents filed with or furnished to the SEC by Parent since January 1, 2016 (excluding any disclosures set forth in any section of a Parent SEC Report entitled "Risk Factors" or "Forward-

Looking Statements" or any other disclosures included in such filings to the extent that they are forward-looking in nature).

        "Pension Plan" shall mean each Company Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

        "Permits" shall mean all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of the Company and its Subsidiaries taken as a whole as currently conducted.

        "Permitted Encumbrances" means any (a) liens for Taxes not yet due or payable or for Taxes that the Company is contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Current Balance Sheet, (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property of record, and (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Entity, all of which do not materially interfere with the conduct of the business of the Company.

        "Per Option Consideration" shall mean with respect to each Company Option a number of Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares equal to (x) the excess of the Per Share Consideration in respect of Company Common Stock over the per share exercise price of such Company Option multiplied by (y) the aggregate number of shares of Company Common Stock subject to such Company Option, which amounts shall be calculated pursuant to the formulas utilized in the Spreadsheet.

        "Per Share Consideration" shall mean with respect to each class or series of Company Capital Stock the applicable portion of the Merger Consideration, including the applicable number of Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares and the applicable amount of Cash Consideration, for such class or series of Company Capital Stock calculated as set forth in Article 4, Section 2 of the Amended and Restated Certificate of Incorporation of the Company, as amended, which amounts shall be calculated pursuant to the formulas utilized in the Spreadsheet.

        "Person" shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

        "Plan" shall mean the Company's 2009 Stock Incentive Plan, as amended.

        "Pre-Closing Taxes" shall mean (A) any Taxes of the Company attributable to any taxable period or portion thereof that ends on or prior to the Closing Date ("Pre-Closing Tax Period") or resulting from actions taken on or prior to the Closing Date, including, for the avoidance of doubt, all Transaction Payroll Taxes (it being understood that, in the case of Taxes based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items, the Taxes attributable to a Pre-Closing Tax Period ending on the Closing Date shall be determined on the basis of a closing of the books as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions other than with respect to property placed into service after the Closing) shall be allocated on a per diem basis and the amount of any other Taxes of the Company attributable to such Tax period shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period up to and including the Closing Date, and the denominator of which is the total number of days in the taxable period), (B) any Taxes as a result of the Company being (or ceasing to be) on or prior to the Closing Date (1) a member of an affiliated or combined group pursuant to

Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law prior to the Closing Date or (2) a transferee or successor by contract or otherwise, which relate to an event occurring on or before the Closing Date, (C) any Taxes imposed on the Company as a result of an express or implied obligation arising on or prior to Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other Person, or (D) one-half of any transfer or other Taxes (other than Taxes based on income) arising directly (or indirectly) as a result of the Transactions.

        "Pro Rata Portion" shall mean with respect to each Stockholder and Optionholder, an amount equal to the quotient obtained by dividing (x) the aggregate value of the Parent Payment Shares (based on a value of $4.78 per share) and Cash Consideration (if applicable) payable pursuant to Section 1.6(e)(i) and Section 1.6(f) in respect of the shares of Company Capital Stock and Company Options owned by such Stockholder or Optionholder as of immediately prior to the Effective Time, by (y) the aggregate amount of Parent Payment Shares (based on a value of $4.78 per share) and Cash Consideration payable to all Stockholders and Optionholders pursuant to Section 1.6(e)(i) and Section 1.6(f) in respect of Company Capital Stock and Company Options outstanding as of immediately prior to the Effective Time.

        "Registered IP" shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trademarks, business names and Domain Names, and all applications for any of the foregoing.

        "Related Agreements" shall mean the Escrow Agreement, the Founder Employment Agreement, the Non-Competition and Non-Solicitation Agreements, the 280G Waivers, the Voting Proxy and all other agreements and certificates entered into by the Company or any of the Stockholders or Optionholders in connection with the Transactions.

        "Stockholder" shall mean any holder of any Company Capital Stock as of immediately prior to the Effective Time.

        "Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which such Person owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

        "Tax" shall mean (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, escheat, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of law.

        "Third Party Components" shall mean, with respect to any Company Product, Intellectual Property that is not exclusively owned by the Company and is embedded in, incorporated into, distributed with, or used in the development or distribution of, such Company Product.

        "Third Party Expenses" shall mean, without duplication, all fees and expenses incurred by or on behalf of the Company in connection with this Agreement, the Merger and the other Transactions,

including (i) all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement, all other agreements, instruments and other documents referenced herein or contemplated hereby, the Merger and the other Transactions, (ii) any termination, pre-payment, balloon or similar fees or payments (including penalties) of the Company resulting from the early termination of outstanding Indebtedness in connection with the consummation of the Merger and the other Transactions, other than any amounts included in Closing Indebtedness, and (iii) any bonus, severance, change-in-control payments or similar payment obligations of the Company that become due or payable in connection with the consummation of the Merger and the other Transactions.

        "Transaction Payroll Taxes" shall mean all employer portion payroll or employment Taxes incurred in connection with any bonuses, option cashouts or other compensatory payments in connection with the Transactions, whether payable by Parent, the Company or their respective Affiliates.

        "Voting Proxy" shall mean the voting agreement and irrevocable proxy executed and delivered concurrently herewith and attached hereto as Exhibit G.

QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
INDEX OF EXHIBITS
INDEX OF DEFINED TERMS
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND SUB LLC
ARTICLE IV ADDITIONAL AGREEMENTS
ARTICLE V POST-CLOSING INDEMNIFICATION; STOCKHOLDER REPRESENTATIVE
ARTICLE VI GENERAL PROVISIONS
ANNEX A CERTAIN DEFINED TERMS